     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                REGISTRATION NO. 33-
                                --------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                     FORM SB-2
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                            FIX-CORP INTERNATIONAL, INC.
                   (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          Delaware                        4953                   34-1783774
  (State or jurisdiction of         (Primary standard         (I.R.S. Employer
incorporation or organization)  classification code number)  Identification No.)

   3637 SOUTH GREEN ROAD / SUITE 201 / BEACHWOOD, OHIO 44122 / (216) 292-3182
            (Address and telephone number of principal executive offices)

                MARK FIXLER, PRESIDENT / FIX-CORP INTERNATIONAL, INC.
   3637 SOUTH GREEN ROAD / SUITE 201 / BEACHWOOD, OHIO 44122 / (216) 292-3182
              (Name, address, and telephone number of agent for service)

                          Copies to:  STEVEN R. KERBER, ESQ.
                                 BRICKER & ECKLER LLP
                                100 SOUTH THIRD STREET
                              COLUMBUS, OHIO 43215-4291
                                    (614) 227-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") [DEFINE HERE OR BELOW?] check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                          CALCULATION OF REGISTRATION FEE
TITLE OF EACH     DOLLAR         PROPOSED        PROPOSED
CLASS OF          AMOUNT         MAXIMUM         MAXIMUM            AMOUNT OF
SECURITIES TO BE  TO BE          OFFERING PRICE  AGGREGATE          REGISTRATION
REGISTERED        REGISTERED(1)  PER UNIT(2)     OFFERING PRICE(2)  FEE
----------        -------------  -----------               -------- ---

Common Stock,     $24,032,997    $3.1875         $24,032,997        $7,089.73
$.001 par value

     (1) In accordance with Rule 416 under the Securities Act, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
     (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(g) and 457(c), based on the average of the high and low reported price of the Company's Common Stock on January 12, 1998.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JANUARY 16, 1998

                               PRELIMINARY PROSPECTUS

                            FIX-CORP INTERNATIONAL, INC.
                                  7,539,764 SHARES

                                    COMMON STOCK
                                  $.001 PAR VALUE

     This prospectus ("Prospectus") relates to 7,539,764 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of Fix-Corp International, Inc., a Delaware corporation ("Fix-Corp", the "Company", the "Small Business Issuer" or the "Registrant"). This Prospectus is filed with the United States Securities and Exchange Commission (the "Commission" or the "SEC") and relates to a Registration Statement on Form SB-2 (the "Registration Statement") also filed with the SEC. The Shares will be outstanding shares of Common Stock acquired upon exercise of warrants or the conversion of convertible debt securities, owned by the persons named in this Prospectus under the caption "SELLING STOCKHOLDERS" or by pledgees, donees, transferees or other successors in interest and permitted assigns of such selling stockholders (the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders in connection with the exercise of warrants ("Warrants") by certain of the Selling Stockholders and the conversion of convertible debentures ("Debentures") held by certain of the Selling Stockholders, all of which Warrants, Debentures and Shares, as and when issued to the Selling Stockholders, were exempt from the registration provisions of the Securities Act.

     The Company will not receive any of the proceeds from the sale of the Shares; however, in consideration of issuing the Debentures and Warrants, the Company received $8,000,000 which was used for working capital, expansion and commencement of its principal lines of business and other general corporate purposes.

     The Company has not made any underwriting arrangements with respect to the Shares. The Common Stock is traded on the over the counter ("OTC") electronic bulletin board maintained by the National Association of Securities Dealers (the "Bulletin Board") under the symbol "FIXC" On January 12, 1998, the closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $3.20 and $3.25, respectively.

     This Prospectus is to be used in connection with the sale of the Shares from time to time by the Selling Stockholders. The Shares may be sold from time to time by the Selling Stockholders, directly or through underwriters, dealers or agents, in market transactions on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, including block trades or ordinary brokers transactions or in privately negotiated transactions. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any sale, may be privately negotiated, may be based on then prevailing market prices and may vary from transaction to transaction and as a result are not currently known. See "PLAN OF DISTRIBUTION."

     The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

     The Company will pay certain of the legal and other expenses of this offering (estimated to be $25,590), except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts or other selling expenses incurred by the Selling Stockholders in connection with the sale of its Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. See "PLAN OF DISTRIBUTION."

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

              THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     (SEE "RISK FACTORS" BEGINNING ON PAGE 6.)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JANUARY 16, 1998.

                             AVAILABLE INFORMATION AND
                       INFORMATION INCORPORATED BY REFERENCE

     The Company incorporates herein by reference the Company's Form 10-SB, General Form for Registration of Securities of Small Business Issuers under
Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed November 13, 1997 (effective January 12, 1998), as amended November 17, 1997 and December 22, 1997, with the Commission (File No. 000-23369) pursuant to the Exchange Act (the "Form 10-SB").

     This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Shares offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and related exhibits and the documents incorporated herein by reference for further information with respect to the Company and the Company's Common Stock. Statements contained herein or incorporated herein by reference concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Prior to the effective date of the Form 10-SB (January 12, 1998), the Company was not required to file reports with the Commission under the Exchange Act. Upon the effective date of the Form 10-SB, the Company is required to file with the Commission reports, proxy statements and other information under the Exchange Act. While not required to file an annual report with the Commission for fiscal year 1997, the Company intends to provide audited financial statements to its stockholders, along with proxy materials, in anticipation of the annual meeting of stockholders to be held during 1998. With respect to fiscal years in which the Company is required to file an annual report with the Commission, the Company will furnish annual reports to its stockholders which include audited financial statements. The audited financial statements provided to stockholders are reported on by its independent auditors. Quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year are also provided. The Company also furnishes such other reports from time to time as it may determine or as may be required by law.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Investor Relations, 3637 South Green Road, Suite 201, Beachwood, Ohio 44122; telephone: (216) 292-3182.

     Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Filings with the Commission made by the Company electronically through the EDGAR system, such as the Registration Statement and the Form 10-SB (including certain exhibits), are also available on the Commission's site on the World Wide Web, by pointing a browser to (http://www.sec.gov/cgi-bin/srch-edgar), inserting in the search box the phrase "fix corp international inc" and selecting the documents identified under "Company name" as "FIX CORP INTERNATIONAL INC".

     The Company's executive offices are located at 3637 South Green Road, Suite 201, Beachwood, Ohio 44122, and its telephone number is (216) 292-3182.


                                    RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating an investment in the Shares offered by this Prospectus:

     DEVELOPMENT STAGE. The Company was incorporated in October 1995 and was engaged in corporate awards jewelry marketing and receivables financing for small businesses until late 1996. In December 1996, the Company purchased the Heath Resource Recovery Plant in Heath, Ohio (the "Facility") and its principal business changed to plastics recycling. The Company has operated profitably, but there can be no assurance that such profitability will be sustained. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     LIMITED EXPERIENCE. The Company's business strategy relies primarily on its success in manufacturing and marketing recycled plastic resin and plastic resin products, an area in which the Company has limited experience. The success of its business strategy should be considered in light of the risks, expenses and difficulties frequently encountered in entering into industries characterized by intense competition. There can be no assurance that the Company will be able to manufacture or market its products or proposed products, maintain or expand its market share or achieve commercial revenues from its products or proposed products in the future. In addition, certain aspects of the Company's business strategy can only be implemented if the Pallet Technologies becomes fully operational. Some of the foregoing factors are not within the Company's control and there can be no assurance that the Company will be able to implement its business strategy, that Pallet Technologies will become fully operational or that its business strategy will result in profitability. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "DESCRIPTION OF BUSINESS" and the Company's financial statements and notes thereto.

     DEPENDENCE ON SIGNIFICANT CUSTOMERS. No customer of the Company's subsidiaries purchases more than 30% of production, and the one customer that does approach 30% is a distributor. If that customer is lost, the Company believes that there is adequate demand for the Company's products so that the loss of that customer would not have a material adverse effect on the Company. However, there can be no assurances that the demand will be adequate or the that lost distributor-customer could be replaced by other distributors or customers. The loss of this distributor-customer or any other significant customer could have a material adverse effect on the Company. See "DESCRIPTION OF BUSINESS."

     DEPENDENCE ON KEY SUPPLIERS. Raw materials for the Company's recycling operations, that is, HDPE, generally are currently readily available. This may change for various reasons. If the Company relies on a limited number of suppliers of HDPE because, for example, the market demand for HDPE increases, the Company's reliance on a limited number of suppliers would involve several risks, including obtaining an adequate supply of raw materials and components in order to manufacture or market products, increased raw material or component costs and reduced control over pricing, quality and timely delivery. Any interruption in the supply of raw materials or components could have a material adverse effect on the Company. Furthermore, certain potential alternative suppliers may have pre-existing exclusive relationships with competitors of the Company and others which may preclude the Company from manufacturing certain of its proposed products. See "DESCRIPTION OF BUSINESS--RAW MATERIALS."

     PRICE SENSITIVITY. The Company's principal operations involve the recycling of HDPE plastics. HDPE is a constituent ingredient of many consumer packaging plastic products. The prices of raw materials are a function of, among other things, the manufacturing capacity for such raw materials of such consumer products. In the event of cost increases for raw materials, failure to achieve corresponding sales price increases in a timely manner, sales price erosion without a corresponding reduction in raw material costs or failure to renegotiate favorable raw material supply contracts could have a material adverse effect on the Company.

     UNCERTAINTY OF MARKET ACCEPTANCE OF CERTAIN PROPOSED PRODUCTS. Although the Company currently markets plastic resin, it has not sold any plastic pallet manufactured at its facilities and does not anticipate manufacturing plastic pallet products until the first quarter of 1998. Any unexpected developmental, regulatory or manufacturing problems could delay the commercialization of the Company's proposed products and have a material adverse effect on the Company and its prospects. In addition, the market acceptance of any of the Company's proposed products, such as plastic pallets, will be substantially dependent on the ability of the Company to demonstrate to the business community the capabilities and perceived benefits of the Company's proposed products as well as to sell commercial quantities of the proposed products at acceptable prices. There can be no assurance that the Company will be able to ultimately successfully develop plastic pallets or that it will be able to gain market acceptance for its plastic pallets. See "DESCRIPTION OF BUSINESS--PALLET TECHNOLOGIES."

     LEVERAGE. The Company is significantly leveraged. It has entered into security agreements with a lender which substantially encumber all of the Company's assets. In addition, under the terms of the Debentures, the Company is required to make quarterly interest payments and satisfy the principal amount of $8,000,000 in less than three years. The Company's future operating performance and ability to service or refinance its indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control, and consequently the Company may be unable to service all of its debt in the future. There can be no assurance that the Company's future operating performance will be sufficient to service such indebtedness or that the Company will be able to refinance its indebtedness in whole or in part. The degree to which the Company is leveraged can have significant effects on the Company, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its existing indebtedness, thereby reducing funds available for operations; (iii) the agreements governing the Company's indebtedness and Debentures contain certain restrictive covenants. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, primarily interest rate levels and financial, competitive, business and other factors, many of which are beyond its control. See "DESCRIPTION OF BUSINESS; --ACQUISITION OF THE FACILITY; --PALLET TECHNOLOGIES;" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     NEED FOR ADDITIONAL FINANCING. The Company has funded its operations to date primarily through equity and debt financings. The Company anticipates that its current funds from such financings, together with cash flow from operations (if any), should be sufficient to fund the Company's operations, including its proposed expansion, for approximately six months. However, there can be no assurance that events affecting the Company's operations will not result in the Company depleting its funds before that time. The Company may need to raise substantial additional funds to continue to fund operating expenses or its expansion strategy. There can be no assurance that additional financing will be available, or, if available, that such financing will be on terms favorable to the Company. Failure to obtain such additional financing would have a material adverse effect on the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY

AND CAPITAL RESOURCES AS OF SEPTEMBER 30, 1997" and the Company's financial statements and notes thereto.

     SUBSTANTIAL INDEBTEDNESS DUE AFTER OCTOBER 31, 1997. At December 31, 1997, the Company had an aggregate of $13,549,064 in outstanding indebtedness, including $1,878,848 of accounts payable to equipment vendors which the Company intends to pay with the proceeds of its existing credit facilities. In the event the Company is not successful in generating revenue to service this indebtedness or in renegotiating the terms of the loans, there can be no assurance that the loans will not become due. In addition, there can be no assurance that the Company will be able to service this indebtedness or to renegotiate the terms of indebtedness on favorable terms to the Company or at all. The failure of the Company to service this indebtedness or to renegotiate the indebtedness would have a material adverse effect upon the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--PHASE 2; --PHASE 3; --CONVERTIBLE DEBENTURES" and "DESCRIPTION OF BUSINESS; --ACQUISITION OF THE FACILITY; -- PALLET TECHNOLOGIES."

     COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The recycling and recycled plastics industries are subject to intense competition and rapid and significant technological change. The Company faces competition from other recycling and plastics companies, many of which have substantially greater financial and other resources than the Company and, therefore, are able to spend more than the Company in areas such as product development, manufacturing and marketing. Although a company with greater resources will not necessarily be able to bring a new product to market before its smaller competitors, substantial resources enable a company to support many new products simultaneously, thereby improving the likelihood of at least some of its new products being among the first to make it to market. Furthermore, certain of the Company's competitors are significantly smaller than the Company and may, therefore, have lower fixed costs and greater operating flexibility. Since the recycling process used by the Company involves technology in the public domain, other firms would not need to invest in licenses or development of new technology to compete with the Company's recycling operations. The Company's revenues and profitability could be adversely affected by technological change. Competitors may develop products which may render the Company's products or proposed products uneconomical or result in products being commercialized that may be superior to the Company's products. In addition, alternatives to recycled plastics could be developed, which would have a material adverse effect on the Company. See "DESCRIPTION OF BUSINESS."

     UNCERTAIN PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company relies on a combination of licenses and trade secrets to protect its proprietary technology, rights and know-how. There can be no assurance that such license rights will not be infringed upon, that the

Company's trade secrets will not otherwise become known to or independently developed by competitors, that non-disclosure agreements will not be breached, or that the Company would have adequate remedies for any such infringement or breach. Litigation may be necessary to enforce proprietary rights of the Company or to defend the Company against third-party claims of infringement. Such litigation could result in substantial cost to, and a diversion of effort by, the Company and its management and may have a material adverse effect on the Company. The Company currently is an exclusive and non-exclusive licensee of various technologies and may in the future desire or be required to obtain other licenses to develop, manufacture and market commercially viable products. The Company's success and potential competitive advantage is dependent upon its ability to exploit the technology under these licenses. There can be no assurance that the Company will be able to exploit the technology covered by these license agreements or that it will be able to do so exclusively. In addition, there can be no assurance that any patents or patent applications pursuant to which the Company has obtained licenses are valid and enforceable, or that any licenses required to be obtained by the Company in the future will be valid and enforceable or obtainable on commercially reasonable terms, if at all.

     There can be no assurance that patent applications which underlie the Company's licenses will result in patents being issued, or that, if issued, the patents will afford protection against competitors with similar technology. Although the Company is not aware of any claim against it for infringement, the Company's ability to commercialize its products and proposed products depends on its not infringing the proprietary rights of competitors. Laws regarding the enforceability of intellectual property vary from jurisdiction to jurisdiction. There can be no assurance that intellectual property issues will be uniformly resolved, or that local laws will provide the Company with consistent rights and benefits. In addition, there can be no assurance that competitors will not be issued patents which may prevent the manufacturing or marketing of the Company's products or proposed products or require licensing and the payment of fees or royalties by the Company in order for the Company to be able to manufacture or market certain products. See "DESCRIPTION OF BUSINESS--PATENTS, TRADEMARKS AND LICENSES."

     ENVIRONMENTAL MATTERS. The business operations of the Company and the ownership and operations of real property by the Company are subject to extensive and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to the protection of the environment. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated off-site disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable. From time to time, the Company is involved in inquiries relating to compliance with environmental laws, permits and other environmental matters. In the future, the Company may be identified as a potentially responsible party and be subject to liability under applicable law. No assurances can be given that additional environmental issues will not require future expenditures.

     The plastics industry, in general, and the Company also are subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other such similar measures. Although the Company believes that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on the Company, there can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on the Company. See "DESCRIPTION OF BUSINESS--ENVIRONMENTAL MATTERS AND GOVERNMENTAL REGULATIONS."

     POTENTIAL PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The testing, manufacturing, and marketing of the Company's products and proposed products involve the inherent risks of product liability claims or similar legal theories against the Company, some of which may cause the Company to incur significant defense costs. Although the Company currently maintains product liability insurance coverage which it believes is adequate, there can be no assurance that the coverage limits of its insurance are adequate or that all such claims will be covered by insurance. In addition, these policies generally must be renewed every year. While the Company has been able to obtain product liability insurance in the past, there can be no assurance it will be able to obtain insurance in the future on its products or proposed products. Product liability insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to the Company, if it is available at all. A successful product liability claim or other judgment against the Company in excess of its insurance coverage could have a material adverse effect upon the Company or its reputation. See "DESCRIPTION OF BUSINESS."

     YEAR 2000 COMPLIANCE. The year 2000 compliance issue, which is common to most companies, concerns the inability of computerized information systems to properly recognize and process date sensitive information as the year 2000 approaches. The Company currently is working to address and resolve this issue with respect to its computerized information systems, but has not yet assessed the total costs. However, based on preliminary information available to the Company, in part because the Company does not believe that its recycling and manufacturing operations use date sensitive systems in any material respect, such costs are not currently expected to have a material adverse impact on the Company's financial position or results of operations in the future.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the experience, abilities and continued services of its current management personnel. In particular, Mr. Fixler, its Chairman of the Board, President and Chief Executive Officer, has played a significant role in the development and management of the Company. The Company has entered into a three-year employment agreement with Mr. Fixler commencing January 1, 1997 and has obtained a $1,000,000 key man life insurance policy on the life of Mr. Fixler, for the benefit of the Company. The Company has also entered into a five-year employment agreement with Mr. DeLaurentiis. The loss or reduction of services of Mr. Fixler, Mr. DeLaurentiis or any other key employee could have a material adverse effect on the Company. There is no assurance that additional managerial assistance will not be required. The Company's future success depends in large part upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies and organizations, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to attract and retain the necessary personnel on acceptable terms or at all. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," "DESCRIPTION OF BUSINESS--EMPLOYMENT AGREEMENTS," CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," and "EXECUTIVE COMPENSATION."

     ABSENCE OF PUBLIC MARKET; VOLATILITY. There has been a limited public trading market for the Company's Common Stock and there can be no assurance that an active trading market will be sustained. There can be no assurance that the Common Stock will trade in the public market at or above its current or any particular price. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, even mild expressions of interest on a given day (being traded on the OTC Bulletin Board), and other factors and such fluctuations could cause the market price of the Common Stock to fluctuate substantially. Accordingly, the Common Stock should be expected to experience substantial price changes in short periods of time, owing to the vagaries of the Bulletin Board. Even if the Company is performing according to its plan and there is no legitimate Company-specific financial basis for this volatility, it must still be expected that substantial percentage price swings will occur in these securities for the foreseeable future, and percentage changes in stock indices (such as the Dow Jones Industrial Average) could be magnified, particularly in downward movements of the markets. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of the Common Stock. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 2,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), with designations, rights and preferences as set forth in the Company's Amended and Restated Certificate of Incorporation. As a result of the foregoing, the Board of Directors can issue, without further stockholder approval, Preferred Stock with dividend, liquidation, conversion, voting or other rights that would adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company. In addition, the issuance of Preferred Stock could dilute the rights of holders of the Common Stock and the market price of the Common Stock. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some future date. The Company is subject to Delaware General Corporation Law provisions that prohibit the Company from entering into certain business combinations without the approval of its stockholders and, as such, could prohibit or delay mergers or other transactions or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company. See "Description of Securities."

     SHARES ELIGIBLE FOR FUTURE SALE; EXERCISE OF REGISTRATION RIGHTS. Certain of the outstanding shares of Common Stock are "restricted securities" under Rule 144 under the Securities Act, and (except for shares purchased by "affiliates" of the Company as such term is defined in Rule 144) would be eligible for sale as the applicable holding periods expire. In the future, these shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned Common Stock for at least one year may, under certain circumstances, sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last two years is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market by the Selling Stockholders could adversely affect the prevailing market price of the Common Stock, possibly having a depressive effect on any trading market for the Common Stock, and may impair the Company's ability to raise capital at that time through additional sale of its equity securities.

     The holders of the Warrants have been granted registration rights with respect to the 530,240 shares issuable upon exercise of the Warrants. The sale, or availability for sale, of the outstanding Common Stock underlying the Warrants in the public market by the Selling Stockholders could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital. See "DESCRIPTION OF SECURITIES."

     NO DIVIDENDS ANTICIPATED. The Company has not declared or paid any dividends on its Common Stock and there is no assurance that the Company will pay dividends in the future. The Company currently intends to retain future earnings to fund the development and growth of its businesses, to repay indebtedness and for general corporate purposes, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends will be made by the Board of Directors of the Company in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant. Any decision to pay dividends is subject to Delaware law, under which the Company is permitted to pay cash dividends to the Company only (i) out of the Company's capital surplus (the excess of net assets over stated capital) or (ii) out of the net income of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "DESCRIPTION OF SECURITIES."

     SECONDARY TRADING RESTRICTIONS. The Common Stock is governed by a Commission rule for "penny stocks" (defined as stocks that cost $5.00 or less per share) that imposes additional sales practice burdens and requirements upon broker-dealers which sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by this penny stock rule, broker-dealers must make a special suitability determination for the unaccredited purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the penny stock rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of persons now owning or subsequently acquiring the Company's securities to resell such securities in any trading market that may develop. Although the Company's goal is to have its securities included in the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), which would exempt such securities from the above rule, there is no assurance that the Company will meet the NASDAQ listing requirements.

                      SPECIAL NOTE--FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Registration Statement, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends" and words of similar import, are intended to identify such expressions as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: international, national and local general economic and market conditions; demographic changes; the size and growth of the plastic packaging markets for both consumer and industrial uses; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in "RISK FACTORS." Given these uncertainties, readers of this Registration Statement and investors are cautioned to consider carefully these factors in addition to the other information set forth in this Prospectus, and not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements.

                                SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of January 16, 1998, and the number of shares of Common Stock covered by this Prospectus.


                       NUMBER OF
                       SHARES                   NUMBER OF
                       BENEFICIALLY MAXIMUM     SHARES
                       OWNED PRIOR  NUMBER OF   BENEFICIALLY
                       TO           SHARES      OWNED AFTER  PERCENT OF
SELLING STOCKHOLDER    OFFERING(1)  OFFERED(2)  OFFERING     OUTSTANDING
                       -----------  ----------  --------     -----------
JNC Opportunity Fund   3,130,626    6,597,293   0            0
Ltd.


Diversified Strategies
Fund, L.P.             447,232      942,471     0            0

     (1) Includes (i) the number of shares of Common Stock issuable upon conversion of Debentures assuming conversion at the conversion formula price in effect on January 16, 1998 (which price will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price) and (ii) the number of shares of Common
          Stock issuable upon exercise in full of the Warrants. The Debentures and the Warrants were issued by the Company to the following Selling Stockholders in October, 1997 and November, 1997 in transactions exempt from the registration requirements of the Securities Act. The Warrants were issued to the Selling Stockholders for the following number of shares of Common Stock: JNC Opportunity Fund Ltd. - 463,960; and Diversified Strategies Fund, L.P. - 66,280. The shares to be sold shall include, in addition to the numbers indicated, any additional shares of Common Stock of the Company that become issuable in connection with the Shares by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Company's Common Stock.

     (2) In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions in the formula for determining the conversion price of the Debentures provided for therein, and (iii) shares of Common Stock which may be issued for payment of interest on the Debentures, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of Debentures at the conversion price in effect on the date hereof. For each Selling Stockholder, the number in this column represents the sum of (i) such Selling Stockholder's pro rata portion of the aggregate number of shares of Common Stock registered hereby, after subtracting the aggregate number of shares of Common Stock issuable upon exercise of the Warrants and (ii) the number of shares of Common Stock issuable upon exercise of the Warrants issued to such Selling Stockholder.

                                PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the conversion price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (not to exceed an aggregate of $5,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL PROCEEDINGS

     The Company is from time to time made a party to legal proceedings arising in the ordinary course of business. The Company does not believe that the results of such legal proceedings, even if unfavorable to the Company, will have a materially adverse impact on its financial condition or the results of its operations.

     The Company is a third party defendant in a lawsuit pending in the Common Pleas Court of Cuyahoga County, Ohio, GLOBAL INVESTMENTS & ADVISORY GROUP, INC. V. 3DM, LIMITED LIABILITY CO., ET AL. V. FIX-CORP INTERNATIONAL, ET AL. This proceeding began on approximately July 9, 1997 when the Company was served with a Third Party Complaint filed by 3DM, Limited Liability Co. ("3DM") on May 12, 1997. This case arises out of the relationship between the Company and 3DM, which the Company believes has been terminated and settled, and the relationship between 3DM and Quantum Chemical Corporation ("Quantum") in connection with the acquisition of the Facility (See "DESCRIPTION OF BUSINESS," and "DESCRIPTION OF BUSINESS, ACQUISITION OF THE FACILITY".) The latter relationship was the subject of prior litigation in which the Company was also joined as a party defendant with 3DM. The Company subsequently was dismissed from this earlier litigation. 3DM did not bring any claim against the Company in the prior litigation, and a default judgment was entered against 3DM and its principals on the matter of its breach of its agreement with Quantum. In its claim against the Company, 3DM seeks compensatory damages in excess of $25,000 and attorney fees in each of Counts I through VII of the Third Party Complaint and punitive damages in excess of $25,000 and attorney fees in Count VIII. The Company does not believe that the pending litigation involving 3DM will have a material adverse effect on the Company or its operations.

            DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     MARK FIXLER, 41, is the Company's Chief Executive Officer and President and the Chairman of its Board of Directors. Prior to founding Fix-Corp International, Inc., Mr. Fixler served as President of several retail businesses chiefly engaged in the jewelry business. He was President of Richard's Jewelers, Inc. from November, 1989 until October, 1994. From October, 1994 to October, 1995 Mr. Fixler was President of Fix-Corp International, Inc., an Ohio corporation and a predecessor of the Company. He is currently President of the Village Council of his home community, Mayfield Village, Ohio. See "EXECUTIVE COMPENSATION."

     GARY M. DELAURENTIIS, 53, is the President of Fixcor and a Vice President of the Company. Mr. DeLaurentiis joined the Company after it acquired the Facility. Mr. DeLaurentiis has 21 years of management experience and 10 years of experience in the plastic resin industry. Prior to joining the Company, he operated his own consulting firm, GMD & Associates, from June, 1995 to December, 1996. Prior to being a consultant, from 1991 to June, 1995 Mr. DeLaurentiis developed another start-up company in the plastic resin field, ANEW Corporation, which was subsequently sold. Mr. DeLaurentiis also negotiated with the Chinese government to develop a plastic recycling plant as part of a pilot project in a Free Trade Zone of Southern China. This occurred when he was employed by RPX Resins, Inc., another firm which he founded and managed from 1987 to 1992.

     The Board of Directors is composed of three individuals, Mr. Fixler, Mr. DeLaurentiis and Lawrence Schmelzer. A brief biography of Mr. Schmelzer follows. Each of the directors is serving a one-year term expiring at the annual meeting of the Company's stockholders in 1998.

     LAWRENCE C. SCHMELZER, 61, is the Chairman of 1st Cleveland Securities, Inc., a full service brokerage firm in Cleveland, Ohio, and has held that position since 1991. He is a graduate of the Wharton School of Finance and he has also studied at the New York Institute of Finance, the London School of Economics and New York University. Mr. Schmelzer has been active in the securities industry since 1959, with experience in venture capital funding, portfolio management, mergers and acquisitions. Through family partnership, he is also active in commercial real estate investment and management.

     None of the directors currently receives compensation from the Company for his service in such capacity.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's principal stockholders, defined as parties who own five percent or more of the Common Stock, as of January 16, 1998.

COMMON STOCK
                         Amount and
Name and Address         Amount and Nature
of Beneficial Owner      of Beneficial Owner      Percent of Class

Mark Fixler              9,905,725*               29.08%
3637 South Green Road
Suite 201
Beachwood, Ohio 44122

-----------------------------
* Includes 4,000,000 shares which are subject to options granted by the Company to Mr. Fixler, which are exercisable during the term of his current employment agreement with the Company.

The following table sets forth information with respect to the beneficial ownership of the Common Stock by the Directors of the Company and the Directors and officers of the Company as a group.

COMMON STOCK
                         Amount and
Name and Address         Amount and Nature
of Beneficial Owner      of Beneficial Owner      Percent of Class

Mark Fixler              9,905,725*               29.08%
3637 South Green Road
Suite 201
Beachwood, Ohio 44122

All Directors and
Officers as a Group      10,035,725*              29.47%

* Includes 4,000,000 shares which are subject to options granted by the Company to Mr. Fixler, which are exercisable during the term of his current employment agreement with the Company.


                             DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock with a par value of $0.001 per share, and 2,000,000 shares of Preferred Stock with a par value of $0.001 per share.

COMMON STOCK

     30,058,289 shares of Common Stock were issued and outstanding as of January 16, 1998.

     Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. The Board of Directors is authorized to issue additional shares of Common Stock on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The Company's Amended and Restated Certificate of Incorporation and Bylaws which are attached as exhibits to the Form 10-SB are incorporated by reference, and, together with the applicable statutes of the State of Delaware, provide a more complete description concerning the rights and liabilities of stockholders.

     Each holder of Common Stock is entitled to one vote per share, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of the stockholders. Since the shares of Common Stock do not include cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. At its last annual meeting, the stockholders approved a provision whereby a quorum shall be deemed present for the conduct of business at either an annual meeting of the stockholders or at a special meeting of the stockholders with only one-third of the outstanding shares represented, either in person or through proxy.

PREFERRED STOCK

     No shares of preferred stock of the Company (the "Preferred Stock") were issued and outstanding as of January 16, 1998. Shares of Preferred Stock were issued during the second and third quarters of fiscal year 1997, but all were converted to Common Stock by the holders thereof prior to the end of the third quarter. Subject to the Company's Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law, the terms of one or more classes or series of Preferred Stock, including dividend rights, conversion prices, voting rights, redemption prices and similar matters will be determined by the Board of Directors.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES.

     Officers and directors of the Company are indemnified by the Company in accordance with Article X of its Amended and Restated Certificate of Incorporation, and Article VI of its Bylaws, under each, to the maximum extent permissible by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law or the provisions of the Company's Amended and Restated Certificate of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                              DESCRIPTION OF BUSINESS

     The Company is organized under the laws of the state of Delaware. A predecessor of the Company was initially incorporated in 1995 under the laws of the state of Utah and under the name Lifechoice, Inc. In 1995, in connection with the acquisition by the Company of a company organized by Mark Fixler, the Company's Chief Executive Officer and President and Chairman of its Board of Directors, the Company changed its name from Lifechoice, Inc. to Fix-Corp International, Inc., and was redomociled from being a corporation organized under Utah law to one organized in Delaware. (See notes 1 and 11 to the Financial Statements.)

     The Company's principal business is the manufacturing of recycled plastic (in particular, high-density polyethylene or "HDPE") resin, through its wholly-owned subsidiary, Fixcor Industries, Inc. ("Fixcor"), a Delaware corporation. The Company expects during the first quarter of fiscal year 1998 to commence the manufacturing of plastic pallets from recycled resin through its wholly-owned subsidiary, Pallet Technologies, Inc. ("Pallet Technologies"), a Delaware corporation.

     The Company also markets jewelry products for corporate awards and gifts and extends financing to small businesses collateralized by purchase orders. These two businesses constituted substantially all of the businesses of the Company prior to the end of fiscal year 1996. During the first nine months of fiscal year 1997, however, revenues from these businesses constituted less than 10% of the Company's total revenues, with more than 90% of its revenues generated by the manufacturing of recycled plastic resin. (See Management's Discussion and Analysis or Plan of Operations.)

     In December, 1996, the Company acquired the Facility, a recycling plant in Heath, Ohio, also known as the Heath Resource Recovery Plant, from Quantum. In connection with this acquisition, in December, 1996, the Company formed Fixcor to own and operate the Facility. On January 8, 1997, the first processing line at the Facility became operational. During July, 1997, the Company formed Palletech (the certificate of incorporation of which was amended in December, 1997 to change its name to "Pallet Technologies, Inc.) to manufacture plastic pallets from recycled plastic resin. The Company expects that it will dedicate significantly less resources to the corporate awards jewelry marketing and purchase order financing businesses, that the plastic recycling business will continue to grow, and that the operations of Fixcor and Pallet Technologies will generate a greater percentage and, eventually, substantially all of the revenue of the Company in fiscal year 1998, such that the Company is considered primarily to be in the plastic recycling and recycled products business.

     The Company has two wholly-owned subsidiaries, Fixcor and Pallet Technologies. Fixcor owns and operates the Facility, located in the Mid-Ohio Industrial Park at 1835 James Parkway in Heath, Ohio 43056. Pallet Technologies' operations will also take place at the Facility. The closest major metropolitan area is Columbus, Ohio, about 30 miles away. Within the plastics industry, the Company intends to establish itself as a high volume supplier of recycled HDPE resin. Simultaneously the Company intends to pursue a program of vertical integration whereby it has the capacity to utilize its own resin product and fabricate a value-added plastic end product.

ACQUISITION OF THE FACILITY

     In December, 1996, the Company consummated the acquisition of the Facility pursuant to the Purchase and Sale Agreement (the "Quantum Agreement"), a copy of which is attached to Form 10-SB. The Facility was acquired from Quantum, a Virginia corporation with its principal place of business located in Cincinnati, Ohio. The Facility includes a stand-alone post-consumer plastic recycling operation involving two parallel recycling lines inside a 50,000 square foot building on its own plot of ground with access to an adjoining railroad spur and truck scale, plus various other support equipment.

     In connection with the acquisition of the Facility, the Company obtained bridge financing from Gordon Brothers Capital Corp., a commercial lender with its principal place of business located in Boston, Massachusetts. This bridge financing was in the amount of $2,500,000 and was secured by a first mortgage on the Facility and a security interest in all inventory, accounts receivables and contracts with customers. Mr. Fixler also guaranteed the Company's obligations under the bridge financing agreement.

     Upon consummation of the purchase of the Facility and prior to the securing of permanent financing, the Company entered into a formal Acquisition Agreement (the "Acquisition Agreement") under which the Company conveyed the Facility to Fixcor in connection with its original subscription to all of the shares of common stock of Fixcor. Mr. Fixler was also a party to this Acquisition Agreement. Before the Company acquired the Facility under the Quantum Agreement, he had an option to purchase the Facility. He waived his option to purchase and allowed the Company to make the acquisition. In addition, he personally guaranteed the bridge financing for the purchase of the Facility, and the Company issued to him 6,521,740 shares of common stock of the Company (the "Common Stock"), all of which were restricted shares.

     In May, 1997, Fixcor secured additional financing from NationsCredit Commercial Corporation. This consisted of revolving loans up to $7,000,000 for inventory and accounts receivable financing, permanent financing, and equipment acquisition, and included a mortgage security agreement which encumbered substantially all of the assets of the Facility. Mr. Fixler was the guarantor of this facility in an amount up to $750,000 plus expenses. All financing from NationsCredit Commercial Corporation was refinanced through Gordon Brothers Capital, LLC in December, 1997.

OPERATIONS AT THE FACILITY

     The Facility produces post-consumer high density polyethylene (HDPE) plastic resin pellets. The Facility has three recycling lines which are capable of producing approximately 66,000,000 to 72,000,000 pounds of post-consumer plastic resin per year. The Company expects that the average selling price of this resin can be maintained at the current level of approximately $0.35 per pound, resulting in annual gross sales of approximately $23,000,000 to $25,200,000 per year with all three processing lines operating.

     The manufacturing process is substantially automated and runs around the clock, permitting Fixcor to utilize three shifts. Fixcor's current production (i.e., output that it expects to produce through approximately the end of the first quarter of fiscal year 1998) is sold out. With the third line operating since October, 1997, Fixcor expects its capacity to come closer to meeting the demand for the HDPE resin. The Company believes that it can sell all of the resin that the Facility can and will produce in the near future. Company management believes that the recycling of HDPE is not generally a seasonal business, either with respect to the supply of raw materials or with respect to customers' demand. The demand is one that the Company believes is not currently being met. While Fixcor's business is not concentrated on any one region of the United States, the Company believes that it may be advantageous in the future to expand by opening plants in the Western and Southeastern United States to be closer to suppliers and customers. The Company expects to expand its operations during fiscal year 1998, and has ordered equipment for that expansion. Fixcor currently has no sales to foreign customers. Its customers are generally companies with annual sales revenue of between $50,000,000 and $250,000,000. In addition, management believes that Fixcor enjoys a competitive advantage over its competitors due to an advantageous rate for electric power from Ohio Power at the Facility. Fixcor owns its own substation that regulates and supplies the power needed at the Facility. The national rate charged to commercial customers is $0.09 per kilowatt hour. Fixcor pays $0.032 per kilowatt hour for use at the Facility. This differential translates into a cost of $0.011 per pound of plastic produced. In addition, the Facility has its own waste water treatment plant. This permits the Facility to recycle 50% to 75% of the water that it consumes per day and aids in lowering the cost of producing resin pellets.

PALLET TECHNOLOGIES

     Pallet Technologies is a subsidiary which specializes in the production of plastic pallets. Pallet Technologies has installed in the Facility a specialized, state-of-the-art injection molding machine which will transform resin pellets into plastic pallets. This will enable the Company to be less dependent on commodity pricing and instead achieve pricing which reflects the value added properties of a finished good. The pallets will be produced from recycled plastic resin produced by Fixcor at the Facility. The Company believes that the engineering work is complete and that the product is ready to go into production. The Company believes that plastic possesses numerous advantages over wood, the material typically used for pallets: plastic is more durable, has historically been less expensive, possesses greater strength, will serve for a much longer term of service and, when its useful life is over, can itself be recycled.

     In July, 1997, the Company, Fixcor and Pallet Technologies, as borrowers, secured financing from Gordon Brothers Capital Corp., in the form of a $3,500,000 line of credit, intended to finance the acquisition of equipment for use in the operations of Pallet Technologies. This facility is secured by substantially all of the assets of the Company and its subsidiaries. Mr. Fixler is the guarantor of this line of credit in an amount up to $1,000,000. All financing from NationsCredit Commercial Corporation was refinanced through Gordon Brothers Capital, LLC (successor to Gordon Brothers Capital Corp.) in December, 1997. This resulted in the Company, FixCor and Pallet Technologies being the borrowers on a revolving credit facility in the principal amount of $7,000,000, $3,500,000 of which principal matures in October, 1998.

CUSTOMERS

     Fixcor ships the resin it produces to its customers by rail and truck. The resin is used by Fixcor's customers for manufacturing plastic pipe and for containers for household cleaners such as laundry detergent and bleach (but not for containers of items for human consumption). Generally, in manufacturing the plastic containers from the resin, customers mix the resin with other materials, but do not do so in the manufacturing of plastic pipe.

     Fixcor's accounts payable, as well as its accounts receivable, are generally due within 35 days of invoice. The Company believes that this is consistent with industry practice. Fixcor's operations and budget account for the delay between paying for the raw materials and being paid for the resin produced. Again, the Company believes that this is consistent with industry practice.

     No customer of Fixcor purchases 30% or more of Fixcor's production. The one customer that approaches purchasing 30% of the production is H. Muehlstein & Co., to whom Fixcor sells resin for further distribution. No other customer purchases more than 10% of Fixcor's production. The Company believes that Pallet Technologies' operations will commence and be fully operational, during the first quarter of fiscal year 1998. At that time, the Company expects Pallet Technologies to use approximately 25% of Fixcor's output.

     Management expects that the customers of Pallet Technologies will be closed-loop warehouses and distribution centers, such as large retailers who are directly involved in much of the manufacturing, warehousing and retail distribution of their products. Pallet Technologies has not yet entered into agreements for the sale of its products. The Company expects to ship Pallet Technologies' products through traditional rail and truck channels.

RAW MATERIALS

     Polyethylene constitutes the principal raw material used in the recycling of plastic processed by the Company's subsidiaries. This raw material must be sorted and baled before it can be utilized. Generally, there has been no problem obtaining sorted and baled HDPE raw materials, which are available from a wide variety of suppliers, including but not limited to major waste haulers and landfills. Costs for these raw materials used by Fixcor tend to fluctuate with various economic factors which generally affect the Company and its competitors. The availability of raw materials was adequate in 1996 and 1997 and management expects it to remain adequate throughout 1998. The Company believes that there is adequate inventory of raw materials to meet Fixcor's production requirements, and that its practices are consistent with industry norms.

PATENTS, TRADEMARKS AND LICENSES

     Pallet Technologies has entered into a Licensing and Marketing Agreement with Nitro Plastics Technologies of Israel. Under that agreement, Pallet Technologies is the sub-licensee of certain proprietary injection molding technology for the manufacturing of plastic pallets and other products from recycled plastic. The Company believes that it and its subsidiaries have all other rights necessary to carry on their operations. In particular, in connection with the acquisition of the Facility from Quantum, the Company purchased equipment and other tangible assets that it believes are necessary for Fixcor's operations. The Company is not the holder of any letters patent, trademark or copyright registrations, and has not applied for any of the foregoing.

CALIFORNIA GRANT AND ALLIEDSIGNAL AGREEMENT

     In June, 1997, the Company was awarded a $256,868 research grant from the Integrated Waste Management Board of the State of California to develop a solution to the problems associated with non-recyclable HDPE motor oil containers, which have historically been sent to landfills. The solution will involve the separation of the remaining oil from the "empty" container, and then the recycling of the HDPE container and the separate recycling of the remaining oil. In September, 1997, Fixcor entered into a license agreement with The Federal Manufacturing & Technologies business unit of AlliedSignal Inc. ("AlliedSignal") under which AlliedSignal has licensed to Fixcor certain technology and Fixcor pays a license fee and ongoing royalties based principally on sales of products sold arising out of use of the licensed technology.

     The Company has not spent significant amounts on research and development in the past and, except for the grant from the State of California, does not expect its research and development budget in the future to be material.

EMPLOYMENT AGREEMENTS

     Mr. Fixler has entered into a written employment agreement with the Company with a term of three years commencing January 1, 1997 and Gary M. DeLaurentiis has entered into an employment agreement with the Company with a term of five years commencing January 1, 1997. See "Executive Compensation." No other employees have written employment or collective bargaining agreements with the Company or any of its subsidiaries. A copy of each employment agreement is attached to the Form 10-SB.

COMPETITION

     Fixcor sells a commodity (recycled HDPE plastic) in a commodity market. As is true with all commodity markets, this market is highly competitive, although Fixcor has experienced no difficulty in running at full capacity and selling its full production. Nevertheless, many of its competitors are considerably larger than the Company and have substantially greater financial and other resources than the Company, while others are significantly smaller with lower fixed costs and greater operating flexibility. The Company has approximately 15 competitors. With the addition of Pallet Technologies' operations and production of an end product, the Company expects to be less dependent on the market for the plastic resin that Fixcor produces.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

     The business operations of the Company and the ownership and operations of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations. See "Risk Factors." Fixcor's current expenses for compliance with environmental laws and regulations is approximately $300,000 per year, primarily the cost of water treatment. Two environmental "Phase I" examinations were done in connection with the purchase of the Facility and the reports from those examinations did not reveal any contamination.

     Fixcor has made no material capital expenditures, and expects to make none, for environmental control facilities in connection with the recently installed third operating line, and Pallet Technologies expects to make none in connection with its operations, at the Facility.

     The United States Food and Drug Administration (the "FDA") regulates the content of direct-contact food containers and packages, including containers and packages made from recycled plastics and paper products. The FDA currently limits the amount of recycled materials that can be used in such containers and packages. To the Company's knowledge, its customers do not use the resin produced by the Fixcor for packaging for products for human consumption.

EMPLOYEES

     As of January 16, 1998, the Company and its subsidiaries had a total of 91 employees, all of whom were full-time employees. Of these, Fixcor had 78 production personnel and a support staff of seven at the Facility. The Company had another six employees at its headquarters office in Beachwood. The Company has no collective bargaining agreement with its employees and no union represents them. There have been no interruptions or curtailments of operations due to labor disputes and the Company believes that relations with its and its subsidiaries' employees are good.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

DEVELOPMENT STAGE ACTIVITIES

     In December, 1996, the Company formed Fixcor, a wholly-owned subsidiary. This entity acquired the Facility, a stand-alone post-consumer plastic recycling operation. The acquisition significantly changed the focus of the Company from corporate awards jewelry marketing and financing to the manufacturing of plastic resin.

     With this acquisition, the Company's business plan may be divided into four phases based upon the services performed, the products produced, and the products and services to be performed and produced.

PHASE 1

     This phase of the business plan relates to the source of the Company's revenues prior to acquisition of the Facility now owned and operated by Fixcor. The sources of these revenues were corporate awards jewelry marketing and the extension of financing to small businesses collateralized by purchase orders.

PHASE 2

     With the acquisition of the Facility in Heath, Ohio, the Company, through its wholly-owned subsidiary, became the owner and operator of a stand-alone post-consumer plastic recycling operation. This operation contains three operating lines. The first became operational January 8, 1997, the second March 4, 1997, and the third October 22, 1997. Since the acquisition of this Facility, the corporate awards jewelry marketing and the financing of purchase orders has become an immaterial portion of the revenues and operations of the Company. Funding of the Facility acquisition was made by obtaining bridge financing in the amount of $2.5 million from Gordon Brothers Capital Corp., and the issuance of 6,521,740 restricted common shares of the Company. The bridge financing was secured by a mortgage on the Facility, and a security interest in all inventory, accounts receivables and contracts with customers, and a personal guarantee of Mr. Fixler. On May 14, 1997, the Company replaced this bridge financing with permanent financing from NationsCredit Commercial Corporation for up to $7,000,000. This financing consisted of a security agreement on all of Fixcor's assets, and a credit line based upon a percentage of inventory and accounts receivable. In December, 1997, the Company replaced the financing from NationsCredit Commercial Corporation with permanent financing from Gordon Brothers Capital Corp. The principal documents for this December, 1997 financing are attached to the Registration Statement of which this Prospectus is a part. See "DESCRIPTION OF BUSINESS; ACQUISITION OF THE FACILITY."

PHASE 3

     On July 7, 1997, the Company formed another wholly-owned subsidiary, Pallet Technologies. The original name of this subsidiary was Palletech, Inc., but its certificate of incorporation was amended to change its name to Pallet Technologies, Inc. in December, 1997. The purpose of this subsidiary is to specialize in the production of plastic pallets. Pallet Technologies, has ordered a specialized, state-of-the-art, injection molding machine which will transform resin pellets, produced by Fixcor, into plastic pallets. Installation of this equipment was completed during December, 1997 and January, 1998 and management expects to have it operating at full capacity by February, 1998. The Company conservatively estimates that Pallet Technologies revenues for 1998 will be $13.0 million.

     Permanent financing for this equipment has been secured from Gordon Brothers Capital Corp. See "DESCRIPTION OF BUSINESS."

PHASE 4

     During September, 1997, the Company's wholly-owned subsidiary, Fixcor entered into an agreement with AlliedSignal. Under the licensing agreement, Fixcor is entitled to utilize technology owned by Allied in the recovery of oil and plastic from shredded motor oil containers. This process produces two useable products from a previous waste stream. The Company expects to commence these operations during fiscal year 1998. The agreement requires Fixcor to pay royalties to Allied based upon the volume of recycling performed by Fixcor under these licenses.

RESULTS OF OPERATIONS--FOR THE YEAR ENDED DECEMBER 31, 1996, AS COMPARED TO SEPTEMBER 30, 1997

     Substantially all revenues for fiscal year 1996 were from corporate awards jewelry marketing and financing of purchase orders. The Company had no revenues for this period from the Fixcor or the Pallet Technologies operations. Revenues for the twelve months in fiscal year 1996 from the purchase order financing were $510,779 versus $191,795 for the nine months ended September 30, 1997, an annualized decrease of approximately 50 percent. The 1997 revenue represents the funds the Company had available for these purposes before startup of the Fixcor operations. As the year has continued, these investments have declined due to the Company's emphasis on the operations at the Fixcor Facility. For the year ended December 31, 1996 revenues from merchandise sales were $232,824. For the nine months ended September 30, 1997 revenues from these sales were $187,964. On an annualized basis, this represents a 7.6% percent increase in revenues. This increase is a result of an increase in staffing and sales efforts in this area.

     The revenues of Fixcor through the nine months ended September 30, 1997, are $5,441,225. As previously noted, these revenues are not reflected in the 1996 net income since operations did not begin until 1997. Cost of goods sold for these sales was $4,089,419 reflecting a gross profit of 24.8%.

     General and administrative expenses for the year ended December 31, 1996, were $454,632, compared with $1,523,379 for the nine months ended September 30, 1997. The increase reflects the operations of Fixcor for the period in operation during fiscal year 1997 against the pre-Fixcor-operation year of 1996.

LIQUIDITY AND CAPITAL RESOURCES AS OF SEPTEMBER 30, 1997

     The Company's cash balance increased by $2,174,002 to $2,398,541 from December 31, 1996 to September 30, 1997 and working capital increased by $4,473,009 to $11,706,800 from December 31, 1996 to September 30, 1997. The increases are the result of three occurrences. First, funds were generated by internal operations and formula borrowings on inventories (up to 55%) and receivables (up to 85%)

     The second source of funds was from the issuance of capital stock. During the nine months ended September 30, 1997, 3,490,986 shares were issued resulting in additional funds of $4,751,475. These monies were used to acquire additional equipment and fund working capital needs in Fixcor's operations.

     Management believes that the present cash balances and funding available through the permanent financing and line of credit will be sufficient to meet the needs of the Fixcor operations. However, additional funding may be necessary with regard to the Pallet Technologies operations when they start up during 1998. Management is working with financial institutions to ensure that sufficient monies are available to meet these needs, and it is believed that those monies will be available. See the discussion of the "CONVERTIBLE DEBENTURES" below.

CONVERTIBLE DEBENTURES

     On October 24, 1997, pursuant to a Convertible Debenture Purchase Agreement, the Company issued and sold in a private placement to two institutional investors an aggregate $5,000,000 principal amount of Debentures bearing interest at the rate of 6% per annum, payable quarterly in arrears, and due October 24, 2000 (the "October Debentures"). On November 25, 1997, pursuant to an Amended and Restated Convertible Debenture Purchase Agreement and collateral documents, the interest rate to the October Debentures was reduced to 5% (retaining the original October 24, 1997 effective date of the October Debentures), and the Company issued new Debentures in the principal amount of $3,000,000 to one of the October, 1997 investors, bearing a rate of 5% per annum, payable quarterly in arrears, and due November 25, 2000. The Company expects to use the net proceeds of the transactions primarily for the acquisition of equipment for the start-up and expansion of Pallet Technologies and Fixcor operations. The principal amount of the Debentures, together with any accrued and unpaid interest thereon, are convertible at any time into shares of Common Stock at a conversion price equal to the lesser of (i) $3.91 (110% of the average closing bid price for the 5 trading days preceding closing), or (ii) 84% (previously 85% under the October documents) of the average of the 5 lowest closing bid prices during the 10 trading days preceding conversion. Except in limited circumstances, the conversion rights are subject to an aggregate limit of 4.9% of the Company's outstanding Common Stock.

     The purchasers also received warrants to purchase an aggregate 331,400 shares of Common Stock at an exercise price equal to $3.91 per share. The warrants are exercisable at any time through October 24, 2000. One of the purchasers also received warrants to purchase an aggregate 198,840 shares of Common Stock at that same price, exercisable at any time through November 25, 2000. The Company has reserved authorized shares of Common Stock sufficient to cover conversion of Debentures (and payment of interest thereon in shares of Common Stock) and the exercise of the warrants, and is required to effect and maintain for three years the Registration Statement of which this Prospectus is a part, under the Securities Act covering resales by the holders of such shares following conversion of Debentures (and payment of interest thereon in shares of Common Stock) and exercise of warrants.

     The debenture transaction documents include additional representations, warranties, covenants and default provisions not atypical for such financings. The principal October 24, 1997 debenture transaction documents, attached to the Form 10-SB, are incorporated by reference, and the principal November 25, 1997 debenture transaction documents are attached to the Registration Statement of which this Prospectus is a part.


                              DESCRIPTION OF PROPERTY

     The Facility is located in an industrial park which is about three miles from Interstate 70 and two miles from U.S. Highway 40, within the city limits of Heath (Licking County), Ohio. The closest metropolitan area is Columbus, Ohio, about 30 miles away. There is vacant land to the north which has been zoned for additional industrial buildings. The site is approximately 10 acres.

     The Facility was constructed in 1991 and includes 48,000 square feet of space for manufacturing and an additional 1,643 square feet for a finished office area. In connection with the third operating line, Fixcor put into service 7,000 of these 48,000 square feet. There is also a concrete slab in the rear with a portion of it covered by a canopy. The site is served by a railroad spur to the south. Pallet Technologies' operations will utilize approximately 10,000 square feet of the Facility.

     Fixcor holds the title to the real estate and real estate improvements constituting the Facility. To secure its permanent financing, Fixcor granted the lender a continuing security interest in all of Fixcor's property, including the Facility.

     The book value of the Facility represented more than 10% of the total assets of the Company as of the end of fiscal year 1996. Currently, the only planned material renovation, improvement or further development of the Facility is the installation of equipment related to Pallet Technologies operations. The approximate cost of this improvement was approximately $4,000,000, and the Company is examining several options to finance this cost, including but not limited to using certain of the proceeds of the Debentures. The Company believes that the value of the real estate and improvements at the Facility are subject to general economic conditions. In the opinion of management, the Facility is adequately covered by insurance. The Company has no current plans to lease out any portion of the Facility. With respect to each component of the Facility upon which depreciation is taken, the following table sets forth the projected federal tax basis, life claimed and method for purposes of depreciation.

                  BASIS          LIFE CLAIMED     METHOD
     Building     $2,000,000     39 years         Straight-line

     Equipment    $12,500,000    7 years          MACRS

The projected realty tax rate on the Facility is $51.90 per $1,000 of valuation. The land is valued at $87,500. The gross annual real estate tax is approximately $4,500 per year which is reduced by rebates to a net amount of approximately $3,300.

     The Company leases 1,147 sq. ft. of office space at 3637 South Green Road, Suite 201, Beachwood, Ohio 44122 at a lease rate of $1,383 per month. The lease has a term of one year commencing November 15, 1997. Beachwood is a suburb of Cleveland, Ohio.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1996, the Company loaned $26,000 to Fix-Sports, Inc., a company partially owned by Mr. Fixler which loan is evidenced by a promissory note. The note bears interest at 10% per year and is collateralized by 52,000 shares of the Company's Common Stock pledged by Mr. Fixler. Otherwise, no director, officer, promoter or control person is, or has been, in debt to the Company. Mr. Fixler has guaranteed certain bridge and permanent financing of the Company.

     Upon consummation of the purchase of the Facility and prior to the securing of permanent financing, the Company entered into a formal Acquisition Agreement (the "Acquisition Agreement") under which the Company conveyed the Facility to Fixcor in connection with its original subscription to all of the shares of common stock of Fixcor. Mr. Fixler was also a party to this Acquisition Agreement. Before the Company acquired the Facility under the Quantum Agreement, he had an option to purchase the Facility. He elected to forego that opportunity and to allow the Company to make the acquisition. In addition, he personally guaranteed the bridge financing for the purchase of the Facility, and the Company issued to him 6,521,740 shares of Common Stock (valued at $6,000,000 or $.92 per share), all of which were restricted shares. Mr. Fixler also has guaranteed up to $1,000,000 of the July, 1997 financing from Gordon Brothers Capital Corp. This guarantee was confirmed to Gordon Brothers Capital, LLC in connection with the December, 1997 financing.

     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER
                                SHAREHOLDER MATTERS

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "FIXC."

     As of January 16, 1998, 30,058,289 shares of Common Stock were issued and outstanding, and there were approximately 300 record holders of Common Stock.
As of that date, no shares of Preferred Stock were issued and outstanding. (See "Description of Securities.") Mr. Fixler holds certain options to purchase shares of Common Stock under his employment agreement with the Company. (See "EXECUTIVE COMPENSATION.")

     The following table sets forth the range of high and low sales prices for the Common Stock on the OTC Bulletin Board for each quarter for the fiscal years 1996 and 1997.

     Quarter Ending      High      Low

     12/31/97            4-5/8     2-11/16
     9/30/97             4-1/4     1-3/8
     6/30/97             3/4       1/2
     3/31/97             7/8       1/2
     12/31/96            15/16     7/16
     9/30/96             13/16     5/8
     6/30/96             1-9/16    11/16
     3/31/96             1-1/2     13/16

     The source of this information is America Online quotation services. These prices reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual transactions.

     The Company has not declared or paid any dividends on its Common Stock and there is no assurance that the Company will pay dividends in the future. The Company currently intends to retain future earnings to fund the development and growth of its businesses, to repay indebtedness and for general corporate purposes, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends will be made by the Board of Directors of the Company in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant. Any decision to pay dividends is subject to Delaware law, under which the Company is permitted to pay cash dividends to the Company only (i) out of the Company's capital surplus (the excess of net assets over stated capital) or (ii) out of the net income of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year.


                               EXECUTIVE COMPENSATION

     Mr. Fixler is party to a three year employment contract with the Company dated January 1, 1997. Under this agreement, the Company pays him a salary of $200,000 during the first year, $250,000 during the second year and $300,000 during the final year. In addition, Mr. Fixler receives a car allowance and reasonable car phone expenses, plus other benefits customarily given to executive officers. Under this agreement, Mr. Fixler is also granted an option to purchase 4,000,000 shares of common stock of the Company at a fixed price of $.50 per share, which option may be exercised at any time during the employment period. Finally, in the event of a consolidation or purchase of assets to another company or termination of employment for any other reason, Mr. Fixler is entitled to a $2,000,000 severance benefit. Prior to 1997, Mr. Fixler was not subject to a written employment agreement with the Company. He was paid a salary of $119,000 in 1996 and $64,000 in 1995.

     Mr. DeLaurentiis is party to a five year employment contract with the Company dated January 1, 1997. Under this agreement, the Company pays him a salary of $125,000 per year. He is also eligible for annual bonuses subject to the approval of the Board of Directors of the Company. In addition, Mr. DeLaurentiis receives a car allowance and other benefits customarily given to executive officers. He is President of Fixcor and Vice President of the Company. He was not employed by the Company or Fixcor during fiscal year 1996.

     The Company currently has no stock appreciation rights, long-term incentive, stock option plans or similar benefit plans for its executives or other employees.


                               FINANCIAL STATEMENTS

     The audited financial statements of the Company as of December 31, 1996 included in the Prospectus have been audited by Harmon & Company, CPA, Inc., Columbus, Ohio, an independent public accounting firm, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of Harmon & Company, CPA, Inc. as an expert in accounting and auditing and in giving said reports.

                                   LEGAL MATTERS

     The validity of the securities offered by the Prospectus is being passed upon for the Company by Bricker & Eckler LLP, 100 South Third Street, Columbus, Ohio 43215-4291.


                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     The Company did not engage an independent accountant until during fiscal year 1997, when it engaged Harmon & Company, CPA, Inc., Columbus, Ohio, generally, and in particular for purposes of preparing the Financial Statements included with the Form 10-SB. The Company has had no material disagreements with its accountants.

                                       PART F/S

     The Company's Financial Statements and Independent Auditor's Report for the fiscal years ending December 31, 1996 and December 31, 1995, and unaudited consolidated balance sheet and consolidated income statement and statement of retained earnings for the nine month period ending September 30, 1997, are included.

                                                   ____________________________

                                                   FIX-CORP INTERNATIONAL, INC.
                                                    (FORMERLY LIFECHOICE, INC.)

                                                       FINANCIAL STATEMENTS
                                                                &
                                                   INDEPENDENT AUDITOR'S REPORT

                                                     DECEMBER 31, 1996 & 1995
                                                   ____________________________







                        _____________________________

                         HARMON & COMPANY, CPA, INC.
                              COLUMBUS, OHIO
                        _____________________________

                                                   ____________________________

                                                   FIX-CORP INTERNATIONAL, INC.
                                                    (FORMERLY LIFECHOICE, INC.)
                                                   ____________________________




                        INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . .       2
Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
Statements of Operations . . . . . . . . . . . . . . . . . . . . . . .       4
Statement of Changes in Stockholders' Equity . . . . . . . . . . . . .       5
Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . .       6
Notes to the Financial Statements. . . . . . . . . . . . . . . . . . .       7



                             INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS OF
FIX-CORP INTERNATIONAL, INC.


    We have audited the accompanying Balance Sheets of Fix-Corp International, Inc. as of December 31, 1996 and 1995 and the related statements of operations, cash flow, and stockholders' equity for the years then ended. These financial statements are the responsibility of the management of Fix-Corp International, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

    We have conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1996 and 1995 financial statements referred to above present fairly, in all material respects, the financial position of Fix-Corp International, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



_____________________________
HARMON & COMPANY, CPA, INC.


APRIL 16, 1997

                             FIX-CORP INTERNATIONAL, INC.
                             (FORMERLY LIFECHOICE, INC.)
                                    BALANCE SHEETS
                              DECEMBER 31, 1996 AND 1995



                                                                     12/31/96         12/31/95
                                                                   ------------     ------------
                                     ASSETS
CURRENT ASSETS
    Cash                                                           $   224,539      $    33,860
    Investment in Marketable Securities                                130,692               -0-
    Trade Accounts Receivable, net                                      88,763           59,436
    Purchase Order Financing Contracts                                 221,672           72,800
    Inventory                                                           96,002               -0-
                                                                   ------------     ------------
              Total Current Assets                                     761,668          166,096
                                                                   ------------     ------------
PROPERTY, PLANT & EQUIPMENT
    (at cost less accumulated depreciation and amortization)
    Land & Land Held for Development                                   750,000               -0-
    Buildings                                                        2,000,000               -0-
    Plant Equipment                                                  6,642,000               -0-
    Office Furniture & Fixtures                                        122,500           22,500
                                                                   ------------     ------------
                                                                     9,514,500           22,500
    Less Accumulated Depreciation and Amortization                      (6,428)          (3,214)
                                                                   ------------     ------------
         Total Property, Plant & Equipment                           9,508,072           19,286
                                                                   ------------     ------------
DEFERRED INCOME TAXES                                                  412,150          359,300
                                                                   ------------     ------------
OTHER ASSETS & DEFERRED CHARGES                                        212,226           75,826
                                                                   ------------     ------------
                       Total Assets                                $10,894,116      $   620,508
                                                                   ------------     ------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Secured Equipment Loan Payable                                 $ 2,500,000      $        -0-
    Bridge Financing Notes Payable                                     450,000               -0-
    Notes Payable                                                      598,000          500,000
    Accounts Payable                                                    68,008          113,183
    Accrued Interest Payable                                            44,317           40,600
                                                                   ------------     ------------
                       Total Current Liabilities                     3,660,325          653,783
                                                                   ------------     ------------
LONG-TERM DEBT
    Notes Payable to Officers                                               -0-         160,000
                                                                   ------------     ------------
STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value, 2,000,000 shares
      authorized, -0- shares issued or outstanding                           -                -
    Common Stock, $.0001 par value, 100,000,000 shares
      authorized, 7,106,056 and 20,974,024 issued and
      outstanding in 1995 and 1996                                       2,097              711
    Additional Paid in Capital                                       8,246,406          641,230
    Unrealized Holding Loss on Investments                             (68,673)              -0-
    Retained Earnings (Deficit)                                       (946,039)        (835,216)
                                                                   ------------     ------------
                           Total Stockholders' Equity                7,233,791         (193,275)
                                                                   ------------     ------------
                   Total Liabilities and Stockholders' Equity      $10,894,116      $   620,508
                                                                   ------------     ------------


                     The accompanying notes are an integral part
                            of these financial statements.

                            FIX-CORP INTERNATIONAL, INC.
                            (FORMERLY LIFECHOICE, INC.)
                              STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                     12/31/96         12/31/95
                                                                   ------------     ------------
REVENUE
    Fees on Purchase Order Contract Financing                      $    408,337     $    530,629
    Commission & Shared Finance Fees                                    102,442          133,123
    Merchandise Sales                                                   232,824           91,812
                                                                   ------------     ------------
                        Total Revenue                                   743,603          755,564
                                                                   ------------     ------------
COST OF SALES AND CONTRACT FINANCING OPERATIONS
    Interest Expense, Contract Financing                                250,822          398,087
    Bad Debts                                                                -0-         962,471
    Consulting Fees & Shared Commissions                                 42,939          135,180
    Cost of Merchandise Sales, Including Freight                        126,153           47,340
                                                                   ------------     ------------
            Cost of Sales and Contract Financing Operations             419,914        1,543,078
                                                                   ------------     ------------
                        Gross Profit                                    323,689         (787,514)
                                                                   ------------     ------------
OPERATING EXPENSES
    Salaries, Wages and Related Costs                                   277,317          114,447
    Depreciation & Amortization                                          19,514           19,514
    Legal & Professional, Including Consulting Fees                      98,513           91,454
    Other General & Administrative                                       96,038           71,564
    Deferred Preoperating Plant Startup Costs                           (36,750)              -0-
                                                                   ------------     ------------
                        Total Expenses                                  454,632          296,979
                                                                   ------------     ------------
                    Operating Income (Loss)                            (130,943)      (1,084,493)
                                                                   ------------     ------------
OTHER INCOME (EXPENSE)
    Interest Expense and Financing Costs, Other                          32,730           30,149
                                                                   ------------     ------------
                    Net (Loss) Before Income Taxes                     (163,673)      (1,114,642)
LESS PROVISION FOR DEFERRED INCOME TAXES
    Federal                                                             (43,000)        (292,500)
                                                                   ------------     ------------
    State                                                                (9,850)         (66,800)
                                                                   ------------     ------------
                    Total Deferred Income Taxes                         (52,850)        (359,300)
                                                                   ------------     ------------
                        Net Loss                                   $   (110,823)    $   (755,342)
                                                                   ------------     ------------
Net Loss Per Common Share                                                (0.008)          (0.124)
                                                                   ------------     ------------

Weighted Average Common Shares Outstanding                           14,040,040        6,084,546
                                                                   ------------     ------------

                    The accompanying notes are an integral part
                           of these financial statements.

                            FIX-CORP INTERNATIONAL, INC.
                            (FORMERLY LIFECHOICE, INC.)
                         STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                              COMMON STOCK          ADDITIONAL      RETAINED        TOTAL
                                                              ------------           PAID-IN        EARNINGS     STOCKHOLDERS'
                                                          SHARES       AMOUNT        CAPITAL        (DEFICIT)       EQUITY
                                                       -----------     --------     ----------     ----------    -------------
Balances at January 1, 1995, as originally reported        400,000     $     40         $1,960         $(100)    $    1,900
Conversion of Notes Payable                                250,000           25        124,975                      125,000
Effect of Merger With Fix-Corp International, Inc.
(a Delaware corporation)                                 4,413,036          441            -0-       (79,774)       (79,333)
                                                       -----------     --------     ----------     ----------    -------------
Balances at January 1, 1995, as restated                 5,063,036          506        126,935       (79,874)        47,567
                                                       -----------     --------     ----------     ----------    -------------
Private Placement of Common Stock, net of
  issuance cost                                          1,249,000          125        461,875                      462,000
Issuance of Common Stock for payment of
  Professional Fees                                        599,020           60        149,940                      150,000
Loss on Stock Subscriptions                                195,000           20        (97,520)                     (97,500)
Net loss for the period                                                                             (755,342)      (755,342)
                                                       -----------     --------     ----------     ----------    -------------
Balances at December 31, 1995                            7,106,056          711        641,230      (835,216)      (193,275)
                                                       -----------     --------     ----------     ----------    -------------
Acquisition of Ohio Resources Recovery Plant             8,000,000          800      5,999,200                    6,000,000
Private Placement of Common Stock, net of
  issuance cost                                          4,267,968          426      1,605,976                    1,606,402
Issuance of shares to secure bridge financing,
  held in escrow subject to loan agreements              1,600,000          160            -0-                          160
Net loss for the period                                                                             (110,823)      (110,823)
                                                       -----------     --------     ----------     ----------    -------------
Balances at December 31, 1996                           20,974,024       $2,097     $8,246,406     $(946,039)    $7,302,464
                                                       -----------     --------     ----------     ----------
Unrealized Holding Loss on Investments                                                                              (68,673)
                                                                                                                 -------------
                                       Total Stockholders' Equity                                                $7,233,791
                                                                                                                 -------------
                                                                                                                 -------------


                 The accompanying notes are an integral part
                        of these financial statements.

                         FIX-CORP INTERNATIONAL, INC.
                         (FORMERLY LIFECHOICE, INC.)
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                        12/31/96        12/31/95
                                                                                      ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (loss)                                                                   $  (110,823)    $  (755,342)

  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Depreciation & Amortization Expense                                                      19,514          19,514
  Investment in Marketable Securities                                                    (199,365)            -0-
  (Increase) Decrease in Trade Accounts Receivable                                        (29,327)          3,064
  (Increase) Decrease in Purchase Order Financing Contracts                              (148,872)        456,636
  (Increase) in Inventory                                                                 (96,002)            -0-
  (Increase) in Deferred Tax Asset                                                        (52,850)       (359,300)
  Increase (Decrease) in Accounts Payable                                                 (45,176)         31,659
  Increase in Accrued Interest Payable                                                      3,717          40,600
                                                                                      ------------    ------------
    Net Cash Provided (Used) by Operating Activities                                     (659,184)       (563,169)
                                                                                      ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Land & Land Held for Development                                           (500,000)            -0-
  Purchase of Buildings                                                                (1,000,000)            -0-
  Purchase of Plant Equipment                                                          (1,992,000)            -0-
  Purchase of Office Furniture & Fixtures                                                (100,000)        (22,500)
  Additions to Other Assets                                                              (152,700)        (95,203)
                                                                                      ------------    ------------
    Net Cash Provided (Used) by Investing Activities                                   (3,744,700)       (117,703)
                                                                                      ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Sale of Stock                                                           1,606,402         612,000
  Proceeds from Secured Equipment Loan Payable                                          2,500,000             -0-
  Proceeds from Bridge Financing Notes Payable                                            450,000             -0-
  Proceeds from Notes Payable, net                                                        198,161          36,777
  Payments on long-term debt                                                             (160,000)           (500)
                                                                                      ------------    ------------
    Net Cash Provided (Used) by Financing  Activities                                   4,594,563         648,277
                                                                                      ------------    ------------
      Net Income Increase (Decrease) in Cash                                             $190,679     $   (32,595)
                                                                                      ------------    ------------
Cash at Beginning of Period                                                           $    33,860     $    66,454
                                                                                      ------------    ------------
Cash at End of Period                                                                 $   224,539     $    33,860
                                                                                      ------------    ------------

                                           SUPPLEMENTAL DISCLOSURES

INTEREST PAID, EXCLUDING PURCHASE ORDER CONTRACT FINANCING                            $    32,730         $30,149
                                                                                      ------------    ------------
ISSUANCE OF COMMON STOCK FOR:
  Professional Fees & Services                                                                -0-         150,000
                                                                                                      ------------
  Conversion of Notes Payable                                                                 -0-         125,000
                                                                                                      ------------
ACQUISITION OF OHIO RESOURCES RECOVERY PLANT, HEATH, OHIO FOR
COMMON STOCK AND ALLOCATED AS FOLLOWS:
  Land & Land Held for Development                                                        250,000             -0-
  Buildings                                                                             1,000,000             -0-
  Plant Equipment                                                                       4,650,000             -0-
  Office Furniture & Fixtures                                                             100,000             -0-
                                                                                      ------------    ------------
                                                                                        6,000,000             -0-
                                                                                      ------------    ------------

                The accompanying notes are an integral part
                      of these financial statements.

                          FIX-CORP INTERNATIONAL, INC.
                          (FORMERLY LIFECHOICE, INC.)
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1996 & 1995


NOTE 1 - ORGANIZATION AND DESCRIPTION OF THE BUSINESS

    Lifechoice, Inc. (Lifechoice) was incorporated on August 11, 1995 under the laws of the State of Utah. On or about October 23, 1995, Fix-Corp International, Inc. (Fix-Corp), a newly-formed Delaware corporation was acquired by Lifechoice preparatory to a reverse merger in which Fix-Corp assumed control over Lifechoice, a publicly traded company listed on the NASD Bulletin Board. Lifechoice possessed no assets and no liabilities and was, in effect, a shell corporation. The company assumed the name of Fix-Corp International, Inc. and was redomiciled to Delaware.

    Effective with the company's $9,400,000 acquisition of the Heath Resource Recovery plant and manufacturing facility, more fully described in Note 4, the Company's primary business will be plastic resin recycling. The Company's business, therefor, consists of three (3) distinct segments: the recycling of post consumer polyethylene and other plastic resins, merchandise or product sales and purchase order contract financing. Prior to December 1996, the Company was in the business of extending financing to small businesses, collateralized by a Purchase Order issued by a reputable business. In effect, the Company funds a portion of this Purchase Order in advance, then stands in the place of its client, the Vendor, and becomes the owner of this Purchase Order and its requisite proceeds.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed in the preparation of these financial statements. The financial statements and notes are the representation of the Company's Management, who is responsible for their integrity and objectivity. The policies conform to generally accepted accounting principles and have been consistently applied.

(A.) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(B.) Effect of New Accounting Pronouncements

    Effective in 1996, Fix-Corp adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement No. 115, debt and marketable equity securities are required to be classified in one of three categories: trading, available-for-sale, or held to maturity. Fix-Corp's equity securities qualify under the provisions of Statement No. 115 as available-for-sale. Such securities are recorded at fair value, unrealized holding gains and losses, net of the related tax effect, are not reflected in earnings but are reported as a separate component of stockholders' equity until realized. A decline in the market value of an available-for-sale security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.

    Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment, if necessary, of long-lived assets. Fix-Corp, with the acquisition of the Heath Resource Recovery plant, adopted SFAS No.121 and determined that no impairment provision of the carrying cost of the plant was necessary.

(C.) Allowance for Doubtful Accounts

    It is the opinion of Management that all accounts receivable are collectible, therefore an allowance for doubtful accounts is not necessary. The Company incurred a bad debt of $962,471 charged against current operations in 1995.

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

(D.) Inventory

    Inventory is stated at the lower of cost or market, using the First-in, First-out, (FIFO), method of accounting, and consists of plastic recycled products.

(E.) Property and Equipment

    Property and equipment are stated at cost. Costs of maintenance and repairs are charged to expense as incurred. Major improvements and renewals, in general, are capitalized. Acquisitions to fixed assets are depreciated on the straight-line method. The estimated useful lives used in computing depreciation are as follows:

                   DESCRIPTION                                    LIFE IN YEARS
-------------------------------------------------------------------------------
Buildings                                                           10-25 Years

Plant Machinery and Equipment                                        5-10 Years

Office Furniture and Fixtures                                         5-7 Years


    Depreciation charged against operations for the years ended December 31, 1995 and 1996 were $3,214 and $3,214, respectively.

    Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment, if necessary, of long-lived assets. Fix-Corp, with the acquisition of the Heath Resource Recovery plant, adopted SFAS No.121 and determined that no impairment provision of the carrying cost of the plant was necessary.

(F.) Organizational Costs

    Organizational costs are being amortized over a period of 60 months and is presented net of accumulated amortization of $16,300 and $32,600 in 1995 and 1996, respectively. Amortization expense charged against operations for the years ended December 31, 1995 and 1996 $16,300 and $16,300, respectively.

(G.) Investment in Life Insurance

    In December 1995, the Company obtained certain life insurance policies on the life of an unrelated third party as partial settlement for certain factored purchase order financing contracts. At December 31, 1995 and 1996, the investments in the policies was $9,676 and $9,676 respectively, with no policy loans thereon. The ongoing policy premiums are paid out of the cash surrender value of the policies. life insurance expense of $-0- and $-0- in 1995 and 1996 respectively, was included in other expense.

(H.) Deferred Taxes and Income Taxes

    During 1995 and effective with the reverse merger, more fully described in Notes 1 and 4, the Company adopted Financial Accounting Standards No. 109, "Accounting for Income Taxes" and all years presented reflect the adoption of this method. The Company has restated 1995 financial statements for comparative purposes. The effect of this restatement is the recording of a deferred tax asset of $359,300, net of a valuation allowance of $120,000, which arises solely from the estimated future benefit of the net operating loss carry-forward of approximately $1,114,000. The effect of this restatement was to reduce the net loss for the year ended December 31, 1995 by $359,300 and to reduce the net loss per common share by $.059 per share.

    In prior years, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code. Effective with reverse merger and reincorporation this election was discontinued and all adjustments, which were minor in nature were included as a capital adjustment "Effect of Merger with Fix-Corp International, Inc." in the Statement of Stockholders' Equity.

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

(I.) Revenue Recognition

    Revenue from merchandise sales is generally recognized upon shipment, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Fees on purchase order contract financing, commissions and shared finance fees are recognized upon finalization and collection of the related financing project.

(J.) Loss per Common Share

    As of December 31, 1995 and 1996, loss per common share and common share equivalent were computed by dividing the net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

NOTE 3 - INVESTMENT IN MARKETABLE SECURITIES

    Effective in 1996, the Fix-Corp adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement No. 115, debt and marketable equity securities are required to be classified in one of three categories: trading, available-for-sale, or held to maturity. Fix-Corp's equity securities qualify under the provisions of Statement No. 115 as available-for-sale. Such securities are recorded at fair value, unrealized holding gains and losses, net of the related tax effect, are not reflected in earnings but are reported as a separate component of stockholders' equity until realized. A decline in the market value of an available-for-sale security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security. During 1996 an $68,673 unrealized holding loss on investments was charged directly to capital.

NOTE 4  - PLANT PURCHASE AND SALE AGREEMENT

    On December 16, 1996 the Company acquired, subject to a certain Purchase and Sale Agreement, a plant in Central Ohio, hereinafter referred to as the "Resource Recovery" plant. The assets consist of a post-consumer plastic recycling operation involving two parallel recycling lines under a single roofed structure on its own plot of ground with a permanent easement for ingress and egress to an adjoining railroad spur and truck scale and various other support equipment permitting this business to function as an independent entity. The purchase price, and allocation thereof, is summarized as follows:

                                                                         AMOUNT
-------------------------------------------------------------------------------
Land & Land Held for Development                                       $750,000

Buildings                                                             2,000,000

Plant Equipment                                                       6,550,000

Office Furniture & Fixtures                                             100,000
                                                                      ---------
  Total Purchase Price                                               $9,400,000
                                                                      ---------
                                                                      ---------

    As more fully described in Note 7, included in the acquisition of the Resource Recovery plant was a Track Lease Agreement for 200' of railroad siding (including land) for the sole purpose of the storage of railroad cars owned, leased or consigned to the Company. The term of the lease is for a period of ten
(10) years beginning August 14, 1996 and expiring August 14, 2006, with an option for an additional ten (10) years expiring August 14, 2016. Annual rentals, paid in advance, are $1,000 per year. The price was paid as follows

                                                                         AMOUNT
-------------------------------------------------------------------------------
CASH                                                                   $900,000

SECURED EQUIPMENT LOAN                                                2,500,000

COMMON STOCK (8,000,000 RESTRICTED SHARES)                            6,000,000
                                                                      ---------
  TOTAL PAYMENTS                                                     $9,400,000
                                                                      ---------
                                                                      ---------

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED


    At closing, the Company received a general warranty deed (fee simple title) for the ground and its improvements (i.e. the physical plant), and a bill of sale for the remainder of the assets. The seller extended no express or implied warranties for the equipment transferred and disclaimed any implied warranty of merchantability and implied warranty of fitness for a particular purpose. The seller did stipulate however, that the plant was not subject to any contract or agreement with any labor union or linked to any collective bargaining agreement, and that the plant was not subject to any employee benefit or retirement programs. In addition, the seller agreed to provide personnel to consult with Fix-Corp for up to one year and assist in re-starting the facility. In addition, all blueprints, customer lists, drawings and equipment specifications were made available.

NOTE 5 - OTHER ASSETS AND DEFERRED CHARGES

OTHER ASSETS AND DEFERRED CHARGES CONSIST OF THE FOLLOWING:         1996          1995
--------------------------------------------------------------------------------------
Note Receivable from Affiliated Company                           $ 26,000     $   -0-

Disputed Finance Deposit Claim                                      90,000         -0-

Deferred Preoperating Plant Startup Costs                           36,750         -0-

Organizational Costs                                                48,900      65,200

Investment in Life Insurance                                         9,676       9,676

Deposits                                                               900         950
                                                                 ---------     -------
                                                                 $212,226      $75,826
                                                                 ---------     -------
                                                                 ---------     -------

    The note receivable from affiliated company results from a loan to Fix-Sports, Inc., a company partially owned by the Company's President. The note bears interest at 10% and is signed personally by the president and collateralized by 52,000 shares of the Company's Common Stock.

    The Disputed Finance Deposit Claim results from a deposit that the Company placed with a finance company in order to obtain financing for the Resource Recovery acquisition. No consideration was received and the Company intends to pursue action to recover the deposit. The Company's counsel believes that they have a legitimate collectible claim .

    Deferred preoperating plant startup costs consists of certain consulting, labor and maintenance costs incurred by the Company subsequent to the acquisition of the Resource Recovery plant, more fully described in Note 4. The deferred costs will be amortized over a three (3) year (36 month) period starting on the date that the plant became fully operational in February, 1997. Additional deferred preoperating plant startup costs were incurred subsequent to the balance sheet date, however, these costs are considered minor in nature.

    As discussed in Note 2, in December 1995, the Company obtained certain life insurance policies on the life of an unrelated third party as partial settlement for certain factored purchase order financing contracts. The ongoing policy premiums are paid out of the cash surrender value of the policies. Life insurance expense of $-0- and $-0- in 1995 and 1996 respectively, was included in other expense.

NOTE 6 - DEFERRED TAXES AND INCOME TAXES

    During 1995 and effective with the reverse merger, more fully described in Notes 1 and 2, the Company adopted Financial Accounting Standards No. 109, "Accounting for Income Taxes" and all years presented reflect the adoption of this method. The Company has restated 1995 financial statements for comparative purposes. The effect of this restatement is the recording of a deferred tax asset of $359,300, net of a valuation allowance of $120,000, which arises solely from the estimated future benefit of the net operating loss carry-forward of approximately $1,114,000. The effect of this restatement was to reduce the net loss for the year ended December 31, 1995 by $359,300 and to reduce the net loss per common share by $.059 per share.

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED


THE COMPONENTS OF THE DEFERRED TAX ASSET ARE AS FOLLOWS:      1996          1995
--------------------------------------------------------------------------------
Tax asset arising form net operating loss carryforward:

  Federal                                                   $447,375   $390,125

  State                                                      102,275     89,175

     Total Deferred Tax Asset                                549,650    479,300

Less valuation for deferred tax assets                      (137,500)  (120,000)
                                                            ---------  ---------
     Deferred Taxes - net                                   $412,150   $359,300
                                                            ---------  ---------
                                                            ---------  ---------


    In prior years, the Company had elected to be taxed under Subchapter S of the Internal Revenue Code. Effective with reverse merger and reincorporation, this election was discontinued and all adjustments, which were minor in nature, were included as a capital adjustment "Effect of Merger with Fix-Corp International, Inc." in the Statement of Stockholders' Equity. The components of the provision for taxes were as follows:

                                                       1996                1995
-------------------------------------------------------------------------------
Provision for Deferred Taxes:

  Federal                                              $57,250         $390,125

  State                                                 13,100           89,175

   Valuation Allowance                                 (17,500)        (120,000)
                                                      ---------        ---------
     Total                                             $52,850         $359,300
                                                      ---------        ---------
                                                      ---------        ---------


    The amounts and expiration dates of the net operating loss carryforward available to the Company at December 31, 1996 are as follows:


                                                   AMOUNT       EXPIRATION DATE
-------------------------------------------------------------------------------
Loss for the year ended December 31, 1995      $1,114,642                  2010
Loss for the year ended December 31, 1996         163,674                  2011
                                               -----------
    Total Net Operating Loss Carryforward      $1,278,316
                                               -----------
                                               -----------


NOTE 7 - SECURED EQUIPMENT LOAN PAYABLE

    The Company is a party to a Loan and Security Agreement with Gordon Brothers Capital Corporation, a Delaware company, and Mark Fixler, a principal shareholder, President and CEO, personally. The loan is for $2,500,000 bearing interest at 12 1/2% and is secured by an Open-End Mortgage to the premises located at 1835 James Parkway, Heath, Ohio, namely the post consumer plastics recycling facility or Resource Recovery plant.

    In addition to this Open-End Mortgage, Gordon Brothers has been granted a security interest, including a lien on and a pledge of all inventory, all accounts and accounts receivables, contract rights, and all customer lists and goodwill. Mr. Fixler has been required to sign as a guarantor for Fix-Corp International. The schedule of payments required under the Loan portion of this agreement is skewed so as to allow a modest initial payment, then a payment of approximately $79,734 for the next five months, followed by a payment of $123,000, then $250,000, then $394,000 for the final four months.

    The contract contains a number of Negative Covenants, including but not limited to, certain limitations on the issuance any additional evidences of indebtedness; the creation, assumption, guarantee of indebtedness in addition to the indebtedness of the lender; there can be no sale or transfer of ownership without the Lender's prior written consent; and

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED


the borrower is barred from making any loans or advances to any individual or officer of the Borrower. In addition, the Company is prohibited from paying Dividends without the prior written permission of the Lender and may not make any investments without the lender's prior written permission; the Borrower may not merge or consolidate with or into any other corporation; the Borrower may not sell, lease or dispose of its assets without the lender's prior written consent and the Borrower may not grant any security interest in or mortgage of any of its properties that are included in the lender's collateral. Finally, the Borrower is barred from engaging in any business other then the business in which it is currently engaged or a business reasonably allied thereto.


NOTE 8 - BRIDGE FINANCING NOTES PAYABLE

                                                             1996          1995
-------------------------------------------------------------------------------

Bridge Notes Payable to shareholders (5 individuals)      $250,000        $  -0-

Bridge Notes Payable to others (1 individual)              200,000           -0-
                                                           -------         -----

                                    Total                 $450,000        $  -0-
                                                          --------        ------
                                                          --------        ------


    Subject to a certain "Confidential Private Placement Memorandum", more fully described in Note 10, the Company has sold $450,000 in Bridge Notes to qualified accredited investors. The proceeds of Bridge Notes was used for the purpose of acquiring the Resource Recovery Plant. The note holders are entitled to a twenty-two (22%) percent return on investment as well as an stock dividend of eighteen (18%) percent of monies invested at $.50 per share or 18,000 shares of common stock, which was issued and held in escrow. The Company retains the right to "repurchase" the shares upon payment of the notes. The term of the loan is generally 120 to 180 days from closing.

    In addition, The Company has communicated its intention to spin the plant off in a public offering within a year. Should that plan become a reality the Bridge note holders would receive 15,000 warrants at a price to be set by the Underwriter.

    Subsequent to the balance sheet date, $150,000 representing three (3) Bridge Notes were retired in full. The corresponding stock was reacquired from escrow at that time.

NOTE 9 - NOTES PAYABLE
                                                             1996          1995
--------------------------------------------------------------------------------

Notes Payable to shareholders (3 individuals)               $418,000    $190,000

12% Note Payable                                              80,000         -0-

Notes Payable to others (4 individuals)                      100,000     310,000
                                                             -------     -------

Total                                                       $598,000    $500,000
                                                            --------    --------
                                                            --------    --------


    The proceeds of the notes have generally been used for working capital and purchase order financing contracts. The notes are generally short-term renewable notes bearing interest at from 1% to 4% per month. All notes are current.

    Interest Expense on the notes, including all contract financing, is included as a separate line item in the Statements of Operations under Cost of Sales and Contract Financing Operations, and totaled $398,087 and $250,822 for the years ended 1995 and 1996, respectively.

NOTE 10 - LEASE COMMITMENTS

    On December 9, 1996, the Company entered into a one (1) year renewal lease for office space that houses the corporate offices, purchase order and merchandise sales segments of the business. Rent expense under prior lease arrangements amounted to $10,800 and $10,800 for the years ended December 31, 1996 and 1995, respectively. Monthly rentals through December 31, 1997 are $900 per month.

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED



    Pursuant to that certain Purchase and Sale Agreement, more fully described in Note 4, involving the acquisition of the Resource Recovery Plant in Heath, Ohio, the Company entered into a Track Lease Agreement for 200' of railroad siding (including land) for the sole purpose of the storage of railroad cars owned, leased or consigned to the Company. The term of the lease is for a period of ten (10) years beginning August 14, 1996 and expiring August 14, 2006, with an option for an additional ten (10) years expiring August 14, 2016. Annual rentals, paid in advance, are $1,000 per year.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

(A.) Bridge Note Financing

    In conjunction with the $450,000 in Bridge Note financing, more fully described in Note 8 , the note holders are entitled to a twenty-two (22%) percent return on investment as well as a stock dividend of eighteen (18%) percent of monies invested at $.50 per share or 18,000 shares of common stock, which was issued and held in escrow. The Company has retained the right to "repurchase" the shares upon payment of the notes. The term of the loan is generally 120 to 180 days from closing.

    In addition to the above, the Company has communicated its intention to spin the plant and the related operations off in a public offering within a year. Should that plan become a reality the Bridge note holders would receive 15,000 warrants at a price to be set by the Underwriter.

(B.)  Merger with Lifechoice, Inc.

    As indicated in Note 1, on or about October 23, 1995, Fix-Corp International was acquired by Lifechoice, Inc., preparatory to a reverse merger in which Fix-Corp assumed control over Lifechoice, Inc. and imbued Lifechoice, Inc. with its operations and management. Lifechoice, Inc. was a publicly traded company listed on the NASD Bulletin Board and possessed no assets and no liabilities, in effect a shell corporation.

    Lifechoice, Inc. was brought to the attention of Fix-Corp. by a business in Florida called LBI Group, Inc. and by a firm in New York called the Accord Group, Inc. These parties relied upon representations made by the seller of the shell, namely a firm called the Worthington Company. Lifechoice, Inc. had previously filed an Issuer Information Statement with NASD in compliance with Rule 15c2-11 of Securities and Exchange Commission's rules. This Issuer Information Statement was never rescinded and this permitted Lifechoice, Inc. to remain listed with the NASD Bulletin Board and possess all of the overt characteristics of a public company.

    In actuality, the charter of Lifechoice, Inc. had previously been canceled by the State of Utah and the seller had created a new Lifechoice, Inc. under a different charter number and represented this new company as the same entity listed on the NASD Bulletin Board. In the State of Utah, the corporation, as defined by its charter number, is viewed as the owner of the registration when this registration is procured. Consequently, the company represented by the seller did not own any registration statement.

    When the State of Utah opened an active investigation into this practice, the seller recommended a redomiciling of the company from Utah to Delaware. The movement of a company from one domicile to another does not cure the defect consisting of a charter that cannot be linked to a registration statement. As a consequence of this action, the seller has been barred by the Securities and Exchange Commission from the securities business.

    The State of Utah has reviewed the merger between Fix-Corp. and Lifechoice, Inc. and they have determined that Fix-Corp is a victim of this fraud. Accordingly, the State of Utah has opted to take no action against Fix-Corp International.

    The Company is aware of this flaw in its shell and has taken steps to remedy the situation. The Company has filed two registration statements in the State of New York, thus aligning registrations with its current charter. The Company has also procured a secondary trading exemption from Standard & Poor's. The Company further intends to file a registration statement in Utah and thereby rectify the flaw which the Company unknowingly acquired when it entered into this merger transaction with Lifechoice, Inc.

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED



NOTE 12 - STOCKHOLDER'S EQUITY

    Common Stock and Incorporation - On or about October 23, 1995, Fix-Corp International, Inc. (Fix-Corp), a newly-formed Delaware corporation, was acquired by Lifechoice preparatory to a reverse merger in which Fix-Corp assumed control over Lifechoice, a publicly traded company listed on the NASD Bulletin Board. Lifechoice possessed no assets and no liabilities and, was in effect, a shell corporation. The Company assumed the name of Fix-Corp International, Inc. and was redomiciled to Delaware. See Note 11.

    Preferred Stock - The Company's Articles of Incorporation authorize the issuance, upon resolution of the Board of Directors and without further shareholder approval, of up to 2,000,000 shares of Preferred Stock with a par value of $.001 per share, including any terms of one or more of the classes or series of Preferred Stock, including dividend rights, conversion prices as stipulated by the Board.

    Stock Dividend and Shares Held in Escrow - In conjunction with the Bridge Notes, more fully described in Note 11, the Company has committed to a stock dividend of eighteen (18%) percent of monies invested at $.50 per share or 18,000 shares of common stock, which was issued and held in escrow. The Company retains the right to "repurchase" the shares upon payment of the notes.

    Additional Equity Commitments - In addition to the above, the Company has communicated its intention to spin the plant and the related operations off in a public offering within a year. Should that plan become a reality the Bridge note holders would receive 15,000 warrants at a price to be set by the Underwriter.

    Stock Option - An employment agreement was executed on January 3, 1997 with Mark Fixler, the Company's President, CEO and principal shareholder that includes, among other provisions, an Option to the Employee to purchase four million shares of stock at the fixed price of fifty cents per share. This Option can be exercised at any time during the employment period. The Company is similarly obligated to purchase $2 million dollars of Key Man Insurance.

NOTE 13  - SEGMENT INFORMATION

    As discussed in Note 1, the Company operates in three (3) major segments of business: Recycled plastic, merchandise sales and purchase order contract financing. Information concerning operations in these businesses at December 31, 1996 and 1995, and for the years then ended, is presented below:


For the year ended
December 31,                Contract        Product       Recycled
1996                        Financing        Sales         Plastic        Total
-------------------------------------------------------------------------------
Net Revenue                  $510,780       $232,823          $-0-     $743,603

Cost of Sales and
Financing                     293,761        126,153           -0-      419,914
                              -------        -------          -----     -------

      Gross Profit           $217,019       $106,670          $-0-     $323,689
                             -------        -------           -----     -------
                             -------        -------           -----

Other Costs & Expenses                                                  434,512
                                                                        -------

      Net Loss                                                       ($110,823)
                                                                     ----------
                                                                     ----------

Capital Expenditures             $-0-           $-0-     $9,492,000  $9,492,000
                                -----          -----     ---------   ----------
                                -----          -----     ---------   ----------

Deferred Plant
Startup Costs                    $-0-           $-0-        $36,750     $36,750
                                -----          -----        -------     -------
                                -----          -----        -------     -------

Depreciation &
Amortization                   $9,757         $9,757           $-0-     $19,514
                               -------        -------         -----     -------
                               -------        -------         -----     -------

                                                  FIX-CORP INTERNATIONAL, INC.
                                                   (FORMERLY LIFECHOICE, INC.)
                                     NOTES TO FINANCIAL STATEMENTS - CONTINUED



FOR THE YEAR ENDED          CONTRACT      PRODUCT       RECYCLED
DECEMBER 31, 1995           FINANCING      SALES         PLASTIC          TOTAL
-------------------------------------------------------------------------------

Net Revenue                  $663,752     $91,812           $-0-       $755,564

Cost of Sales
and Financing               1,495,738      47,340            -0-      1,543,078
                            ---------      ------            ---      ---------

       Gross Profit        ($831,986)     $44,472           $-0-     ($787,514)
                           ----------     -------          -----     ----------
                           ----------     -------          -----     ----------

Other Costs & Expenses                                                  327,128
                                                                        -------

          Net Loss                                                  ($1,114,642)
                                                                     -----------
                                                                     -----------

Capital Expenditures          $11,250      $11,250           $-0-        $22,500
                              -------      -------          -----        -------
                              -------      -------          -----        -------

Depreciation &
Amortization                   $9,757       $9,757           $-0-        $19,514
                              -------       -------         -----        -------
                              -------       -------         -----        -------



NOTE 14 - SUBSEQUENT EVENTS

(A.) Bridge Notes Payable

    Subsequent to the balance sheet date, $150,000 representing three (3) Bridge Notes were retired in full. The corresponding stock was reacquired from escrow at that time.

(B.) EMPLOYMENT AGREEMENTS

    An employment agreement was executed on January 3, 1997 with Mark Fixler, the Company's President, CEO and principal shareholder that contemplates a three year term. Mr. Fixler's annual base salary was set at $200,000 for 1997, $250,000 for the second year and $300,000 for the third year. If the full term of the employment agreement is not honored, then the Company is obligated to a $2,000,000 severance payment. The contract provides for a $20,000 allowance for reasonable travel and other out-of-pocket expenses, to be supported by bills and receipts, a $750 per month automobile allowance plus reasonable car phone expenses and reasonable car maintenance expenses, plus Health and Dental insurance and three weeks of paid vacation.

    In addition, the contract provides for an Option to the Employee to purchase four million shares of stock at the fixed price of fifty cents per share. This Option can be exercised at any time during the employment period. The Company is similarly obligated to purchase $2 million dollars of Key Man Insurance.

                             FIX-CORP INTERNATIONAL, INC.
                                     FIXCOR, INC.
                              CONSOLIDATED BALANCE SHEET

                                                NINE MONTHS    TWELVE MOS.
                                                 9/30/97         12/31/96
    ASSETS                                      (UNAUDITED)      (AUDITED)

CURRENT ASSETS
    CASH                                         $2,398,541       $224,539
    INVESTMENT IN MARKETABLE SECURITIES             128,287        130,692
    TRADE ACCOUNTS RECEIVABLE-NET                 1,236,177         88,763
    SPECIAL TRADE ACCOUNT                           300,000              0
    PURCHASE ORDER FINANCING CONTRACTS              215,500        221,672
    INVENTORIES                                     877,876         96,002
    OTHER CURRENT ASSETS                             75,367              0
       TOTAL CURRENT ASSETS                       5,231,748        761,668

PROPERTY PLANT AND EQUIPMENT
    LAND AND LAND HELD FOR DEVELOPMENT              750,000        750,000
    BUILDINGS                                     2,000,000      2,000,000
    EQUIPMENT                                    10,595,431      6,764,500
                                                     -------       -------

                                                 13,345,431      9,514,500
    LESS ACCUMULATED DEPRE/AMORT                   (550,000)        (6,428)
       PROPERTY, PLANT AND EQUIPMENT-NET         12,795,431      9,508,072
                                                 ----------      ----------

OTHER ASSETS
    LICENSING AGREEMENTS                             30,000              0
    DEFERRED INCOME TAXES                           491,121        412,150
    OTHERS ASSETS AND DEFERRED CHARGES              193,750        212,226
                                                    -------        -------

      TOTAL OTHER ASSETS                           714,871        624,376

    TOTAL ASSETS                               $18,742,050    $10,894,116
                                                -----------    -----------
                                                -----------    -----------

      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    NOTES PAYABLE                                $1,748,582       $598,000
    ACCOUNTS PAYABLE AND ACCRUED EXPENSES         1,415,478        112,325
    LINE OF CREDIT                                1,037,843      2,950,000
                                                  ---------      ---------

       TOTAL CURRENT LIABILITIES                  4,201,903      3,660,325
                                                  ---------      ---------

    LONG-TERM DEBT                                3,383,347              0
                                                  ---------
SHAREHOLDERS' EQUITY
    PREFERRED STOCK, $.001 par value,
    2,000,000 shares authorized, -0- shares
    issued or outstanding
    COMMON STOCK, $.001 par value.                    2,646          2,097
    100,000,000 shares
    authorized and 22,465,010 issued
    and outstanding as of September 30,1997
    ADDITIONAL PAID-IN CAPITAL                    12,997,332     8,246,406
    UNREALIZED LOSS ON INVESTMENTS                   (68,673)      (68,673)
    RETAINED EARNINGS (DEFICIT)                   (1,774,505)     (946,039)
    TOTAL SHAREHOLDERS' EQUITY                    11,156,800     7,233,791
                                                  ----------

    TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                       $18,742,050   $10,894,116
                                                 -----------   -----------
                                                 -----------   -----------

NOTE: All adjustments, in management's opinion, have been made that are necessary in order to make the financial statements not misleading.

                             FIXCORP INTERNATIONAL, INC.
                                     FIXCOR, INC.
                          CONSOLIDATED INCOME STATEMENT AND
                                  RETAINED EARNINGS

                                                NINE MONTHS    TWELVE MOS.
                                                  9/30/97       12/31/96
                                                (UNAUDITED)      (AUDITED)

INCOME STATEMENT
REVENUE
    FEES ON PURCHASE ORDER FINANCING               $191,795       $510,779
    MERCHANDISE SALES                             5,629,189        232,824
    SPECIAL ACCOUNT                                 500,000              0
                                                    -------

       TOTAL REVENUE                              6,320,984        743,603
                                                  ---------

COST OF SALES
    COST OF MERCHANDISE SALES                     4,236,567        126,153
                                                                   -------

    GROSS PROFIT                                  2,084,417        617,450
                                                                   -------

OPERATING EXPENSES
    SALARIES, WAGES AND RELATED COSTS               240,998        277,317
    LEGAL, PROFESSIONAL, AND CONSULTING FEES        170,338         98,513
    OTHER GENERAL AND ADMINISTRATIVE              1,744,337        353,049
                                                  ---------        -------

       TOTAL OPERATING EXPENSES                   2,155,673        728,879

    OPERATING INCOME (LOSS)                         (71,256)      (111,429)
                                                    --------      --------

OTHER INCOME (EXPENSE)
    INTEREST EXPENSE AND FINANCING COSTS           (205,710)       (32,730)
    DEPRECIATION AND AMORTIZATION                  (551,500)       (19,514)
                                                    --------       --------

                                                   (757,210)       (52,244)
                                                   ---------       -------

    NET INCOME (LOSS) BEFORE INCOME TAXES          (828,466)      (163,673)

    PROVISION FOR INCOME TAXES                            0        (52,850)

       NET INCOME (LOSS)                          ($828,466)     ($110,823)

    RETAINED EARNINGS (DEFICIT) BEGINNING          (946,038)      (835,216)

    RETAINED EARNINGS (DEFICIT) END             ($1,774,505)     ($946,039)
                                                ------------     ----------
                                                ------------     ----------


NOTE: All adjustments, in management's opinion, have been made that are necessary in order to make the financial statements not misleading.

                                 TABLE OF CONTENTS

                                                                 PAGE NO.
                                                                 --------

Available Information and
  Information Incorporated by Reference                             5

Risk Factors                                                        6

Special Note--Forward-Looking Statements                           14

Selling Stockholders                                               14

Plan of Distribution                                               15

Legal Proceedings                                                  16

Directors, Executive Officers, Promoters and Control Persons       16

Security Ownership of Certain Beneficial Owners and Management     17

Description of Securities                                          18

Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities                                       19

Description of Business                                            19

Management's Discussion and Analysis or Plan of Operation          25

Description of Property                                            29

Certain Relationship and Related Transactions                      30

Market Price of and Dividends on the Registrant's Common
  Equity and Other Shareholder Matters                             30

Executive Compensation                                             31

Financial Statements                                               32

Legal Matters                                                      32

Changes in and Disagreements with Accountants                      32

                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

                     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     On May 16, 1997, at the Company's Annual Meeting, the stockholders adopted Amended and Restated Certificate of Incorporation. Article X of that Certificate provides, in accordance with Section 145 of the General Corporation Law of Delaware, that a director shall not be personally liable to the Company or its stockholders for breach of duty or care or other duty as a director, except for liability for acts not in good faith or which involve intentional misconduct, or any transaction in which the director derived an improper personal benefit or for any type of liability not contemplated by Section 145 of the General Corporation Law of Delaware. As a result of the Company's Amended and Restated Certificate of Incorporation and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as compared to the standard of care imposed upon a director in the state where the investor resides. In addition, to the fullest extent permitted by Delaware law, the Company shall indemnify its corporate officers. Section 145 of the General Corporation Law of Delaware reads as follows:

     Section 145 Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or future director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or future director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).


                    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:
[POMEROY TO CALCULATE FILING FEE THURSDAY EVENING; POMEROY AND KERBER TO ESTIMATE LEGAL AND MISC. FEES; POMEROY TO GET ACCOUNTING FEES FROM HARMON]
SEC Filing Fee for Registration Statement. . . . . . . . . . . . .$    7,090
                                                                   ----------
Accounting Fees. . . . . . . . . . . . . . . . . . . . . . . . . .$      500*
                                                                   ----------
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .$   16,000*
                                                                   ----------

Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .$     2,000*
                                                                   ----------

          TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . .$    25,590*
                                                                   ----------

     *Estimated Amount

     All of the expenses listed above will be borne by the Company.

                      RECENT SALES OF UNREGISTERED SECURITIES

     In October, 1995, pursuant to the reorganization involving the Company and following a reverse stock split and other transactions, the outstanding shares of Common Stock of the Company were held as follows: 3,600,000 restricted shares held by Mr. Fixler, 204,020 restricted shares held by an affiliate and consultant of the Company's predecessor, and 195,980 shares held by the public shareholders of the Company's predecessor.

     In April, 1997, pursuant to the Acquisition Agreement, the Company issued to Mr. Fixler 6,521,740 shares of Common Stock (at a value of $.92 per share) in a transaction exempt from registration under Section 4(2) of the Securities Act. During the period November, 1995 through August, 1997, the Company issued, in other private placement transactions exempt from registration under Section 4(2) of the Securities Act, additional shares of Common Stock at prices ranging from $.35 per share to $1.00 per share.

     During the period November, 1995 through March, 1996, pursuant to Rule 504 of Regulation D, the Company offered and sold 2,000,000 shares of Common Stock at $.50 per share. During the period November, 1996 through March, 1997, the Company, pursuant to Rule 504 of Regulation D, offered and sold approximately 4,000,000 additional shares of Common Stock for an aggregate consideration of $1,000,000.

     In December, 1996 in connection with certain bridge financing, the Company granted to Generation Capital Associates, a New York limited partnership, warrants for the purchase of an aggregate of 100,000 shares of Common Stock at an exercise price of $.65 per share.

     In December, 1996 and July, 1997 in connection with debt financings from Gordon Brothers Capital Corporation and pursuant to Section 4(2) of the Securities Act, the Company granted to the lender warrants for the purchase of an aggregate of 1,000,000 shares of Common Stock at an exercise price of $1.25 per share, which the lender exercised in November, 1997. Certain "piggyback" and other registration rights with respect to the warrant shares were also granted to Gordon Brothers Capital Corporation.

     From June, 1997 to October 1, 1997, pursuant to an offering under Rule 506 of Regulation D, the Company sold 1,925,000 shares of Preferred Stock at $1.00 per share. Each share of Preferred Stock was convertible into one share of Common Stock, and as of October 1, 1997 all of the Preferred Stock had been converted into 1,925,000 shares of Common Stock. In addition, holders of Preferred Stock were granted rights to acquire additional shares of Common

Stock at $1.00 per share, and 1,100,000 shares of Common Stock were issued pursuant to exercise of such rights.

     In October, 1997 and November, 1997, pursuant to Rule 506 of Regulation D, the Company issued to two institutional investors $8,000,000 aggregate principal amount of 5% convertible Debentures. The principal amount of the Debentures, together with any accrued and unpaid interest thereon, are convertible at any time into shares of Common Stock at a conversion price equal to the lesser of
(i) $3.91 (110% of the average closing bid price for the 5 trading days preceding closing), or (ii) 84% of the average of the 5 lowest closing bid prices during the 10 trading days preceding conversion. The purchasers also received Warrants to purchase an aggregate of 530,240 shares of Common Stock at an exercise price equal to $3.91 per share. 331,400 of the Warrants are exercisable at any time through October 24, 2000, and 198,840 through November 25, 2000.

     The Company is subject to an administrative "cease and desist" order (the "Order") issued in August, 1997 by the Ohio Division of Securities, and relating to certain matters deemed to constitute violations of Ohio securities laws, including unregistered sales of securities and false representations in connection with a registration application. The Company believes that such violations resulted principally from miscommunication between the Company and its legal counsel at the time as to certain information communicated to the Ohio Division of Securities in connection with an application for registration by description filed in December, 1995 with respect to sales of the Company's common stock in Ohio. The Company believes that it is in compliance with the Order.


                                 INDEX TO EXHIBITS
                                                                 PAGE NO. IN
EXHIBIT NO.    DESCRIPTION                                       THIS FILING
-----------    -----------                                       -----------

3.1            Restated and Amended Certificate
                 of Incorporation*
3.2            Bylaws*
4.1            Articles IV, VI and IX of the Company's
                 Restated and Amended Certificate of
                 Incorporation*
4.2            Articles I and IV of the Company's Bylaws*
4.3            Amended and Restated Convertible Debenture
                 Purchase Agreement, dated as of November 25,
                 1997, among Fix-Corp, JNC Opportunity Fund Ltd.
                 ("JNC") and Diversified Strategies Fund, L.P. ("DSF")
4.4            Amended and Restated Registration Rights
                 Agreement, dated as of November 25, 1997, among Fix-Corp, JNC and DSF
4.5            Escrow Agreement, dated as of November 26, 1997,
                 among Fix-Corp, JNC, DSF and Robinson,

                 Silverman, Pearce Aronsohn & Berman LLP
5.1            Opinion of Bricker & Eckler LLP regarding the
                 legality of the securities being registered]
10.1           Purchase and Sale Agreement, dated August 14, 1996,
                 between the Company and Quantum Chemical
                 Corporation*
10.2           Amendment No. 1 to Purchase and Sale Agreement,
                 dated October 29, 1996, between the Company
                 and Quantum Chemical Corporation*
10.3           Employment Contract, dated January 1, 1997,
                 between the Company and Mark Fixler*
10.4           Employment Agreement, dated January 1, 1997,
                 between the Company and Gary DeLaurentiis*
10.5           Acquisition Agreement, dated April 16, 1997,
                 between the Company, Fixcor and Mark Fixler*
10.6           Amended and Restated Promissory Note from
                 the Company to Gordon Brothers dated
                 December 19, 1997
10.7           Modification Agreement between the Company
                 and Gordon Brothers dated December 19, 1997
10.8           Confirmation of Guarantee from Mr. Fixler to
                 Gordon Brothers dated December 19, 1997
21             Subsidiaries (name, state of incorporation,
                 names under which each does business)
23.1           Consent of Harmon & Company, CPA, Inc.
22.2           Consent of Bricker & Eckler LLP (included
                 in Exhibit 5)
24             Powers of Attorney (included on the
                 Signature Page of this Registration Statement)
27             Financial Data Schedule

* Incorporated by reference from the Registrant's Form 10-SB filed November 13, 1997, effective January 12, 1998 (File No. 000-23369).


                                    UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Registrant, hereby requesting acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, hereby undertakes to include the following:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Delaware General Corporation Law or of the Amended and Restated Certificate of Incorporation or Bylaws of the Company, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE

THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BEACHWOOD, STATE OF OHIO, ON JANUARY 14, 1998.


                    FIX-CORP INTERNATIONAL, INC.


                    BY:  /s/  Mark Fixler
                        -----------------------------------------
                                MARK FIXLER
                         CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                CHIEF EXECUTIVE OFFICER
                               (PRINCIPAL EXECUTIVE OFFICER)


THE UNDERSIGNED OFFICERS AND DIRECTORS OF FIX-CORP INTERNATIONAL, INC., HEREBY SEVERALLY CONSTITUTE AND APPOINT MARK FIXLER AND ANDREW I. PRESS, AND EACH OF THEM SINGLY, OUR TRUE AND LAWFUL ATTORNEYS AND AGENTS, WITH FULL POWER TO THEM, AND EACH OF THEM, TO SIGN FOR US AND IN OUR NAMES IN THE CAPACITIES INDICATED BELOW, THE REGISTRATION STATEMENT ON FORM SB-2 FILED HEREWITH AND ANY AND ALL PRE-EFFECTIVE AND POST-EFFECTIVE AMENDMENTS TO SAID REGISTRATION STATEMENT, AND GENERALLY TO DO ALL SUCH THINGS IN OUR NAMES AND ON OUR BEHALF IN OUR CAPACITIES AS OFFICERS AND DIRECTORS TO ENABLE FIX-CORP INTERNATIONAL, INC. TO COMPLY WITH THE PROVISIONS OF THE SECURITIES ACT AND ALL REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR SAID ATTORNEYS, OR ANY OF THEM, TO SAID REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



SIGNATURE                               CAPACITY                                DATE
---------                               --------                                ----
        /s/ Mark Fixler                 Chairman of the Board of Directors,     January 14, 1998
-----------------------------------     President and Chief Executive Officer
MARK FIXLER                             (Principal Executive Officer)

                                        Treasurer and Secretary                 January 14, 1998

                                      II-9

        /s/ Andrew I. Press             (Principal Accounting and Financial
-----------------------------------             Officer)
ANDREW I. PRESS



        /s/ Gary M. DeLaurentiis        Vice President and Director             January 14, 1998
-----------------------------------
GARY M. DELAURENTIIS


        /s/ Lawrence C. Schmelzer       Director                                January 14, 1998
-----------------------------------
LAWRENCE C. SCHMELZER



                                      II-10